UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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COMMUNITY HEALTH SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHS Community Health Systems, Inc.

Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

To Be Held
Tuesday, May 19, 2015
8:00 a.m. (Eastern Daylight Time)
The St. Regis Hotel
5th Avenue at 55th Street
New York, New York

CHS Community Health Systems, Inc.

April 3, 2015

DEAR FELLOW STOCKHOLDERS,

On behalf of the entire Board of Directors, I would like to start by saying we appreciate the trust you have placed in us to act as stewards of your Company. 2014 was a transformational year for Community Health Systems, Inc. and one that will be remembered in the Company's history as we became the largest provider of hospital health services in the United States as defined by the number of hospitals.

As Chairman and Chief Executive Officer, I am proud to lead a Board that is dedicated to serving the Company's stockholders and does not hesitate to make tough decisions that are in the best interests of the Company. I would like to emphasize the Board's ongoing commitment to maintaining best-in-class corporate governance practices that reflect the Board's focus on accountability, oversight, risk management and stockholder value.

BOARD ACCOUNTABILITY

The Board continues to hold itself accountable to stockholders. The Board is comprised of a super-majority of independent directors. Our entire Board of Directors is elected on an annual basis, and we have majority voting in our director elections.

OVERSIGHT AND RISK MANAGEMENT

The Board continues to hold management accountable. The Board held nine meetings in 2014 and worked with management on a regular basis to ensure that management is executing the Company's strategy. In addition, the Board continues to focus on risk oversight. In 2014, the Board demonstrated this by its effective oversight relating to the settlement of various government investigations and our response and remediation efforts with respect to the data breach that occurred during the year.

STOCKHOLDER VALUE

The Board continues to incentivize management to create and protect stockholder value. The Board approved an executive compensation program in 2014 that utilized objective metrics that it believed would drive stockholder value in 2014. The Company delivered strong operational and financial results in 2014 that led to total shareholder return of 37.3%. Our Compensation Committee seeks to ensure that executive pay and Company performance are appropriately aligned.

I appreciate the opportunity to provide you with a glimpse of your Board's actions in 2014 and encourage you to read the proxy statement carefully for more information. However, I do not believe communication begins and ends with the annual meeting. We look forward to continuing our dialogue in the future. Thank you for your investment in Community Health Systems, Inc. and your support.

Sincerely,

Wayne T. Smith
Chairman and Chief Executive Officer

COMMUNITY HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

1. To elect eight (8) directors, each to serve for a term of one year to expire at the 2016 Annual Meeting of Stockholders;

2. To hold an advisory vote on executive compensation;

4. To consider two stockholder proposals described in the accompanying proxy statement if the stockholder proposals are properly presented for consideration at the Annual Meeting; and

5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 20, 2015, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY THE METHODS SPECIFIED ON THE VOTING INSTRUCTION FORM THAT THEY PROVIDE. WE ENCOURAGE YOU TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Franklin, Tennessee
April 3, 2015

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Table of Contents

	Page
Proxy Summary	S-1
Introduction	1
General Information	5
Members of the Board of Directors	13
Security Ownership of Certain Beneficial Owners and Management	16
Section 16(a) Beneficial Ownership Reporting Compliance	18
Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	18
Compensation Committee Interlocks and Insider Participation	19
Information About Our Executive Officers	19
Proposal 1 — Election of Directors	21
Proposal 2 — Advisory Vote on Executive Compensation	22
Executive Compensation	26
Compensation Discussion and Analysis	26
Summary Compensation Table	43
Grants of Plan-Based Awards	45
Outstanding Equity Awards at Fiscal Year-End	46
Option Exercises and Stock Vested	48
Pension Benefits	48
Non-qualified Deferred Compensation	49
Potential Payments upon Termination or Change in Control	49
Compensation Committee Report	53
Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm	54
Proposal 4 – Stockholder Proposal Regarding the Amendment of the Company's Clawback Policy	56
Proposal 5 – Stockholder Proposal Regarding Stockholder Proxy Access	58
Miscellaneous	62
Appendix A	A-1

SUMMARY

This summary highlights information about Community Health Systems, Inc. (the "Company", "we", "our", or "us") and certain information contained elsewhere in this Proxy Statement. Our stockholders will be asked to consider and vote on the matters listed below at our 2015 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. In addition, for more complete information about the Company's business and details about the Company's 2014 performance highlights and the financial measures mentioned in this Proxy Statement, please review the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2015.

FINANCIAL PERFORMANCE HIGHLIGHTS

Creating Stockholder Value

The Company performed very well in 2014. On January 27, 2014, the Company completed the merger transaction pursuant to which Health Management Associates, Inc. or "HMA", become a wholly owned subsidiary of the Company. Following this merger, the Company became the largest provider of hospital health services in the United States as defined by the number of hospitals. In addition, during 2014, we reached agreements with the Department of Justice to resolve several investigations. While we continue to believe that our conduct was appropriate, we also recognize that it was in the best interest of our Company and stockholders to put these matters behind us.

The Company delivered total shareholder return, or TSR, of 37.3% during 2014. We believe that this TSR performance is the result of a sharp focus on executing our business strategy, which led to strong operating and financial performance. Net operating revenues grew 45.4% and Adjusted EBITDA grew 49.3% in 2014 compared to 2013. In addition, our cash flows during 2014 were strong at $1.6 billion, which represented 48.3% growth compared to 2013.

Our performance highlights during 2014 and 2013 are reflected in the chart below.

Performance Highlights
For the Years Ended December 31, 2014 and 2013
(dollars in millions, except per share amounts)

Key Metrics	2014 Results	2013 Results	% Increase/ (Decrease)
Net Operating Revenues	$18,639	$12,819	45.4%
Adjusted EBITDA*	$2,777	$1,860	49.3%
Adjusted EBITDA as a Percentage of Net Operating Revenues*	14.9%	14.5%	2.8%
Cash Flow from Operations	$1,615	$1,089	48.3%
Income per Diluted Share from Continuing Operations, as Reported	$1.32	$1.77	(25.4)%
Income per Diluted Share from Continuing Operations, Excluding Adjustments*	$3.29	$2.62	25.6%
Stock Price as of December 31	$53.92	$39.27	37.3%

** Adjusted EBITDA and Income per Diluted Share from Continuing Operations, excluding adjustments, are non-GAAP financial measures. For a definition of these non-GAAP financial measures and why we believe these non-GAAP financial measures present useful information to investors, as well as a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, see Appendix A.*

BOARD OF DIRECTORS NOMINEES

Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated eight (8) people for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. A more detailed biography of each director can be found on pages 13 to 16 of the Proxy Statement.

	Name/Experience/Occupation	Director Since	Committee Memberships
	**W. Larry Cash** Mr. Cash is President of Financial Services and Chief Financial Officer and joined the company in September, 1997. He was elected to the Board in 2001. Mr. Cash has over 30 years of experience in the hospital and managed care industries. He also serves as a director of Cross Country, a provider of medical professional staffing services.	2001	
	**John A. Clerico** Mr. Clerico brings executive leadership experience to the Board. He has held positions of Chairman of the Board, CEO, Co-COO, CFO and Treasurer during various points in his career working for such notable companies as Praxair and Union Carbide. He is currently Chairman and registered financial advisor of ChartMark Investments.	2003	Audit and Compliance*, Compensation
	**James S. Ely III** Mr. Ely founded PriCap Advisors LLC (formerly known as Priority Capital Management LLC) in 2008 and is its Chief Executive Officer. He has extensive banking experience having worked as senior banker and managing director in JP Morgan's syndicated and leveraged finance group.	2009	Audit and Compliance
	**John A. Fry** Mr. Fry currently serves as President of Drexel University in Philadelphia, Pennsylvania. Prior to that, he served as President of Franklin & Marshall College in Lancaster, Pennsylvania. Mr. Fry has unique experience as the president of an academic institution along with prior experience with the University of Pennsylvania health system.	2004	Audit and Compliance, Governance and Nominating
	**William Norris Jennings, M.D.** Dr. Jennings recently retired after more than 43 years as a practicing family medicine physician, most recently with KentuckyOne Health in Louisville, Kentucky. He brings a recently-practicing physician's perspective to the Board and has hands on experience managing large physician practices.	2008	Governance and Nominating
	**Julia B. North** Ms. North is presently retired. She has served in many senior executive positions including President of Consumer Services for Bellsouth Telecommunications. She currently serves on the boards of directors of Acuity Brands and Lumos Networks Corp.	2004	Governance and Nominating*, Compensation
	**Wayne T. Smith** Mr. Smith is Chairman and Chief Executive Officer. Mr. Smith joined the company in 1997 and was subsequently elected to the Board. He has over 30 years of experience in the hospital and managed care industry. He serves on the board of Praxair and on the Board of Trustees of Auburn University.	1997	Chairman of the Board
	**H. Mitchell Watson, Jr.** Mr. Watson is currently retired. Mr. Watson has held senior executive positions with International Business Machines and ROLM Company. He is chairman emeritus of Helen Keller International and the Brevard Music Center in Brevard, North Carolina.	2004	Compensation*

** Chairman of Committee*

ALIGNING PAY AND PERFORMANCE

2014 "Say on Pay" Vote

At our 2014 Annual Meeting of Stockholders, our named executive officer compensation was approved by a favorable vote of approximately 91%. This compares to a favorable vote of approximately 82% at our 2013 Annual Meeting of Stockholders. We believe that the vote at our 2014 annual meeting is reflective of stockholder agreement that the Company's executive compensation programs align with stockholder objectives and is responsive to stockholder interests.

The Compensation Committee continues to refine the Company's executive compensation program in light of governance best practices, regulatory requirements, economic and industry factors, competitive considerations, and in response to stockholder feedback. We believe that there should be a strong correlation between executive compensation and corporate performance, and our executive compensation programs reflect this belief. Our executive compensation programs are designed not only to attract and retain seasoned professionals with demonstrated abilities, but also to motivate and reward them for the achievement of short-term and long-term strategic and operational goals and the attainment of long-term stockholder value. We also seek to align total direct target compensation of our named executive officers at approximately the 50th percentile of our peer group companies.

KEY GOVERNANCE FEATURES OF OUR COMPENSATION SYSTEM

What We Do

- ✓ Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.
- ✓ Multiple Performance Metrics – Variable Compensation is based on more than one measure to encourage balanced initiatives.
- ✓ Total Shareholder Return is a factor in CEO's and CFO's incentive compensation.
- ✓ Stock Ownership Guidelines – All NEOs meet our robust stock ownership requirements.
- ✓ "Clawback" Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.
- ✓ Award Caps – All of our variable plans have caps on plan formulas.
- ✓ Use a representative and relevant peer group.
- ✓ Use an independent compensation consultant.
- ✓ Risk Assessment - The Compensation Committee regularly assesses the risk levels of the Company's executive compensation program.

What We Don't Do

- ✗ Limited Perquisites – Perquisites represent less than 1% of our NEOs compensation.
- ✗ No Employment Agreements – All of our NEOs are employed on an at-will basis.
- ✗ No Excise Tax Gross-ups for any new executives covered under the Company's Change-in-Control Severance Agreements.
- ✗ No Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.
- ✗ No repricing of underwater stock options.
- ✗ No "single-trigger" change-of-control severance payments.

2014 COMPENSATION PROGRAM

ELEMENT	PURPOSE	KEY CHARACTERISTICS
BASE SALARY	Reflects responsibility, leadership, tenure, qualifications and contribution to the Company and the competitive marketplace for our industry.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.
EMPLOYEE PERFORMANCE INCENTIVE PLAN	Motivates executives to achieve our short-term business objectives that drive long-term benefit.	"At Risk" annual cash awards based on corporate performance compared to pre-established short-term performance goals.
RESTRICTED STOCK AWARDS	Motivates executives to achieve our business objectives by tying incentives to the performance of our common stock over the long term; links the interest of our executives and stockholders; serves as a retention tool by mitigating swings in incentive values.	Long-term restricted stock award with a ratable vesting period over three years. The ultimate value realized varies with our common stock price. NEO restricted stock awards are performance based.
RETIREMENT AND DEFERRED COMPENSATION	Motivates executives to encourage and reward their continued service through their most productive years.	Supplemental benefit after retirement that is based on years of service and annual retirement benefit.
OTHER BENEFITS	Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining our executives.	Other benefits consist of health and welfare plans and minimal perquisites.

Our Compensation Pay Mix

At risk pay incentives focus our management on achieving our key financial, strategic and business goals. For fiscal 2014, more than 80% of our proxy officers' target compensation value was at risk in the form of short-term cash incentive awards and performance-based restricted stock awards, with the actual amounts realized dependent upon our annual and longer-term performance and our stock price. For the purposes of these charts, total direct compensation includes salary, short-term cash incentive payouts, and the grant date fair value of our annual equity grants made in 2014, as reported in the 2014 Summary Compensation Table (and excludes benefits and other compensation).

CEO
Targeted 2014
6.1%
18.2%
75.7%
Actual 2014
6.2%
16.9%
76.9%
Other NEOs Officers (Average)
Targeted 2014
11.4%
19.1%
69.5%
Actual 2014
11.5%
18.5%
70.0%
Salary
Short-term Cash Incentive Plan Compensation
Performance-based Restricted Stock Awards

ROAD MAP OF VOTING ITEMS

VOTING ITEM	BOARD RECOMMENDATION	PAGE REFERENCE
PROPOSAL 1. ELECTION OF DIRECTORS We are asking stockholders to vote on each director nominee to our Board. The Board and the Governance and Nominating Committee believe that the director nominees have the qualifications, experience and skills necessary to represent our stockholder's interests through service on the Board.	FOR each nominee	21
PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION The Company has designed its executive compensation program to attract and retain high-performing executives and align executive pay with Company performance and the achievement of short-term and long-term strategic and operational goals and the achievement of total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We are submitting to our stockholders a nonbinding advisory vote to approve the compensation of our named executive officers as described in this proxy statement. The Board values stockholders' opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR	22
PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit and Compliance Committee has appointed Deloitte & Touche to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015. The Audit and Compliance Committee believes that the continued retention of Deloitte & Touche to serve as the independent auditor is in the best interests of the Company and its stockholders. Stockholders are being asked to ratify the Audit and Compliance Committee's selection of Deloitte & Touche.	FOR	54
PROPOSAL 4. STOCKHOLDER PROPOSAL REGARDING THE AMENDMENT OF THE COMPANY'S CLAWBACK POLICY, if properly presented for consideration at the Annual Meeting of Stockholders The Board is recommending that stockholders vote against this stockholder proposal for the reasons described in the opposition statement beginning on page 56 of this Proxy Statement, including because the proposed clawback policy amendments are unnecessary in light of the Company's existing clawback policy, Code of Conduct and other policies and procedures, and because such amendments are unduly broad and vague.	AGAINST	56
PROPOSAL 5. STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER PROXY ACCESS, if properly presented for consideration at the Annual Meeting of Stockholders The Board is recommending that stockholders vote against this stockholder proposal for the reasons described in the opposition statement beginning on page 58 of this Proxy Statement, including because the Company's current corporate governance policies and practices provide stockholders with the ability to effectively express their views and participate meaningfully in director elections, because proxy access as proposed in the stockholder proposal would undermine the important role of the Company's independent Governance and Nominating Committee, and because such proxy access could have a number of other significant adverse consequences outlined in our opposition statement such as increasing the influence of special interest groups, encouraging short-termism and disrupting Board operations.	AGAINST	58

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

April 3, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 19, 2015: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE 2014 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET.

INTRODUCTION

Solicitation

This Proxy Statement, the form of proxy card and the 2014 Annual Report to Stockholders (with Form 10-K for the year ended December 31, 2014) of Community Health Systems, Inc. (the “Company”) are being mailed to stockholders beginning on or about April 3, 2015. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the Company’s 2015 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the Meeting be held?

The Meeting will be held on Tuesday, May 19, 2015 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Chief Executive Officer or the Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. You should vote on and sign each proxy card you receive. If your shares are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive voting instructions from your broker, bank, trustee or other nominee regarding how you may vote such shares.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote on the matters described in this Proxy Statement if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of Friday, March 20, 2015.

How many shares of Common Stock may vote at the Meeting?

As of March 20, 2015, there were 118,010,858 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you can vote your proxy by mailing in the enclosed proxy card.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting. In order to be admitted to the Meeting, you must present valid government-issued photo identification and proof of ownership of the Company’s stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership on the record date, a proxy card, or a legal proxy provided by your broker, bank, trustee or other nominee.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the eight (8) nominees for director: W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William Norris Jennings, M.D., Julia B. North, Wayne T. Smith and H. Mitchell Watson, Jr., to one-year terms expiring at the 2016 Annual Meeting of stockholders.

Proposal 2 —	FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2015.

Proposal 4 —	AGAINST the stockholder proposal regarding the amendment of the Company’s clawback policy.

Proposal 5 —	AGAINST the stockholder proposal regarding stockholder proxy access.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, the Chief Executive Officer or Secretary will vote your shares as follows:

*	FOR the election of each of the eight (8) nominees for director (Proposal 1).

*	FOR the approval of the compensation of our named executive officers (Proposal 2).

*	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2015 (Proposal 3).

*	AGAINST the stockholder proposal regarding the amendment of the Company’s clawback policy (Proposal 4).

*	AGAINST the stockholder proposal regarding stockholder proxy access (Proposal 5).

*	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

On the other hand, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1), the approval of named executive officer compensation (Proposal 2), the stockholder proposal regarding the amendment of the Company’s clawback policy (Proposal 4), and the stockholder proposal regarding stockholder proxy access (Proposal 5) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason.

Please note that your broker, bank, trustee or other nominee does not have the discretion to vote shares on your behalf with respect to “non-routine” matters. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposals 1, 2, 4,and 5.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1), will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any matter other than for the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3). In the case of Proposal 3, a broker non-vote will have the same effect as a vote against the matter.

Can I change my vote after I have mailed my proxy card?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

*	By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

*	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card; or

*	By attending the Meeting and voting your shares in person before your proxy is exercised at the Meeting.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of eight (8) directors	Majority of Votes Cast for the Election of that Nominee	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 —	Ratification of auditors for 2015	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

Proposal 4 —	Stockholder proposal regarding the amendment of the Company’s clawback policy	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 5 —	Stockholder proposal regarding stockholder proxy access	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on Proposal 1 with respect to any nominee, the abstention will not have any effect on the outcome of the vote with respect to such nominee.

With respect to Proposals 2, 3, 4, and 5 you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of Proposals 2, 3, 4, or 5 the abstention will have the same effect as an AGAINST vote.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC, our transfer agent, will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $13,500, plus reimbursement of reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, will aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees of our management company, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, including information regarding directions to the Meeting, please call our Executive Vice President, Secretary and General Counsel, Rachel A. Seifert, at (615) 465-7000.

GENERAL INFORMATION

How may I contact the non-management members of the Board of Directors?

Julia B. North is the Chair of the Governance and Nominating Committee of the Board of Directors. She and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Rachel A. Seifert

Corporate Secretary

(615) 465-7000

Investor_Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

(800) 495-9510

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board of Directors is governed by the By-laws of the Company, and is further described in our Governance Guidelines (the “Governance Guidelines”). Currently, there are eight (8) members of our Board of Directors.

A majority of our directors must be “independent” under NYSE and NASDAQ Stock Market (“NASDAQ”) rules. We became subject to NASDAQ requirements following our issuance of contingent value rights (“CVRs”) (which do not have voting rights) in connection with the Company’s acquisition of Health Management Associates, Inc. (“HMA”) on January 27, 2014. In addition, our Governance Guidelines include independence standards established by our Board to assist it in determining independence in accordance with such rules for those directors who are not also members of management. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE, NASDAQ and SEC. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire that solicited information about their relationships. The Board also considers any relationships between the Company and other organizations on which our directors serve as directors or with respect to which such directors are otherwise affiliated. The Board determined that each of our non-management directors satisfied all of the independence standards set forth in the Governance Guidelines (including the specific standards applicable to members of our Audit and Compliance Committee and Compensation Committee) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that all of the following non-management directors are independent under the Governance Guidelines and the applicable rules of the NYSE, NASDAQ, and the SEC:

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

H. Mitchell Watson, Jr.

Messrs. Wayne T. Smith and W. Larry Cash, who are also officers of the Company and employed by a subsidiary of the Company, are not independent.

Do the independent members of the Board of Directors meet in separate sessions?

The independent members of our Board meet periodically in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. The Chair of the appropriate Board committee presides over those sessions at which the principal item to be considered is within the scope of his or her committee. In the absence of a particular committee-related subject matter, the Chair of the Governance and Nominating Committee, currently Ms. North, presides at the executive sessions. During 2014, the independent members of our Board met in executive session nine (9) times, either in conjunction with a Board meeting or a committee meeting at which the other independent members were present.

What is the leadership structure of the Board of Directors?

As set forth in the Company’s Governance Guidelines, the Board believes that the most effective and appropriate leadership model for the Company is that of a combined Chair of the Board and Chief Executive Officer, balanced by certain practices and policies to assure that the independent members of the Board (who comprise a super-majority of the Board) provide the desired oversight, advice, and balance.

The Board of Directors is responsible for broad corporate policy and overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chairman and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors and are invited to, and frequently, attend all meetings of Board committees on which they do not serve. Directors have access to the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure continues to be effective and appropriate.

The Board believes that the substantive duties of the Chair of the Board, including calling and organizing meetings and preparing agendas, are best performed by someone who has day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board. Given Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 18 years as the Chief Executive Officer of the Company, the Board believes that he is especially qualified to serve as both Chief Executive Officer and Chair of the Board.

As indicated above, the independent members of the Board meet in executive sessions that are presided over by one of the independent members of the Board. As set out in the Governance Guidelines, the Chair of the appropriate Board committee presides over each session at which the principal item to be considered is within the scope of his or her committee. For all other executive session meetings, the presiding director is the Chair of the Governance and Nominating Committee. Board independence is further achieved through the completely independent composition of the three standing committees: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees, and thus there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board of Directors assure effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

How does your Board of Directors Oversee Risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, compliance, quality, revenue management, accounting, risk management, finance, human resources, information technology, and legal departments. The Board of Directors is responsible for the overall supervision of the Company’s risk management activities and annually performs a review of those activities along with a review of the Company’s enterprise risk assessment. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. The Audit and Compliance Committee also oversees the delegation of specific risk areas among the various other Board committees, consistent with the committees’ charters and responsibilities.

The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and equity awards, multi-year vesting schedules for equity awards, and share ownership and retention guidelines for executive officers encourage our executive officers and other employees to maintain both a short-term and a long-term vision with respect to Company performance.

Management provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees discuss those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. The Audit and Compliance Committee, together with the full Board of Directors, is actively involved in the oversight of risk issue identification and assessment at the Company and mitigation strategies employed by the Company with respect to each of these risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chair and Chief Executive Officer addresses, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the three fully independent Board committees, to exercise effective oversight of the actions of management, led by Mr. Smith as Chair and Chief Executive Officer, in identifying risks and implementing effective risk management policies and controls.

What are the standing committees of the Board of Directors?

Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the applicable committee charter. Each standing committee operates pursuant to a committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee

John A. Clerico, Chair James S. Ely III John A. Fry	H. Mitchell Watson, Jr., Chair John A. Clerico Julia B. North	Julia B. North, Chair John A. Fry William Norris Jennings, M.D.

How many times did the Board of Directors and its committees meet in 2014? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all eight (8) of our directors were present at our 2014 Annual Meeting of Stockholders. The annual meeting of the Board of Directors in 2014 was held immediately after the 2014 Annual Meeting of Stockholders.

In 2014, the Board of Directors held six (6) regular meetings and three (3) special meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he/she served.

The Audit and Compliance Committee held eight (8) meetings during 2014. A number of the meetings held by the Audit and Compliance Committee also included the other independent members of the Board of Directors. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the requirements of the Corporate Integrity Agreement, dated July 28, 2014, between the Company and the Office of Inspector General of the United States Department of Health and Human Services, and any amendments thereto (the “CIA”); (iv) the independent registered public accounting firm’s qualifications and independence; (v) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (vi) the Company’s policy on the use of derivative products. The Audit and Compliance Committee report is incorporated herein by reference to Part III of the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2015 under “Item 10. Directors, Executive Officers and Corporate Governance.”

The Compensation Committee held four (4) meetings during 2014. The primary purpose of the Compensation Committee is to: (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) approve awards and grants and administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s stock option and award plan; (iii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan with regard to the employees to whom Section 162(m) of the Internal Revenue Code (the “IRC”) applies; and (iv) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Exchange Act. The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Compensation Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting has served as the independent executive compensation consultant to the Compensation Committee. Mercer Human Resources Consulting also provides limited consulting services to management; for 2014, these services were limited to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plan. In 2014, the total amount paid to Mercer Human Resources Consulting for the services provided to management was approximately $133,000. Mercer Human Resources Consulting has entered into separate engagement letters with the Compensation Committee and management for the respective services rendered to each group. The Compensation Committee has assessed Mercer Human Resources Consulting’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards, the NASDAQ Global Market

Listing Rules and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee met two (2) times during 2014. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s Governance Guidelines and make any recommended changes, additions or modifications; (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders; and (iv) assist the Board by making recommendations regarding compensation for directors; and (v) subject to Delaware law, review and approve the Company’s policies on and responses to important stockholder issues and proposals, and recommend to the Board the placement of stockholder proposals, and the Board’s response thereto, in the proxy statement.

Who are the Company’s audit committee financial experts?

Our Board has determined that all three of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, James S. Ely III, and John A. Fry.

Does the Company have a code of conduct?

The Company has a robust compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ governance documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our Code of Conduct and Board committee charters are posted on the Company-Overview — Corporate Governance section of our internet website at www.chs.net/company-overview/corporate-governance/. These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Inc., Investor Relations, at 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board of Directors has approved a compensation program for independent directors, which consists of both cash and equity-based compensation. The Board compensation is typically reviewed, and adjusted if needed, on the same cycle as is our executive compensation.

In December 2013, the Board of Directors’ compensation package for 2014 was reviewed by the Compensation Committee’s independent compensation consultant, Mercer Human Resources Consulting, and the Governance and Nominating Committee. Although Mercer advised that, based on a review of the board compensation paid by our peer group, an increase in the compensation package would be supportable, the Governance and Nominating Committee, with the concurrence of the other members of the Board of Directors, determined that no increase in the independent directors’ compensation package would be made at that time.

Each independent director receives a grant of a number of restricted stock units based on the portion of his or her annual compensation that is allocated to equity. For 2014, this value-based award amount was $150,000, or 3,614 restricted stock units per independent director and was awarded in March, at the same time management’s long-term incentive awards were granted. Rounding to the nearest whole number of restricted stock units resulted in an actual award value of $150,017 per independent director. Any independent directors who join our Board of Directors during the first six months of the year will receive the same number of restricted stock units as is awarded to the other independent directors as stock-based compensation; however, if an independent director’s appointment occurs during the last six months of the year such independent director will receive no stock-based compensation until the following year. These restricted stock unit awards vest in one-third increments on each of the first three anniversaries of the grant date for so long as the director is a member of the Board. If an independent director’s service as a member of the Board terminates as a result of death, disability, or for any other reason (other than “for cause”), all unvested restricted stock units will vest as of the date of termination.

Following the Company’s acquisition of HMA in January 2014, the independent directors’ compensation package was again reviewed by Mercer based on the larger size of the Company following the acquisition and utilizing corresponding adjustments to the peer group Mercer uses to benchmark the compensation paid to the Company’s executive officers and independent directors. Based on this review, in May 2014, the Governance and Nominating Committee recommended an increase of $20,000 for the independent directors’ total cash and long-term compensation packages, to $290,000, effective January 1, 2014. Because the independent directors had already received their restricted stock unit awards for 2014, the Governance and Nominating Committee recommended that, for 2014, the entire increase be paid as an increase of $20,000 for the cash component of the compensation package, to $140,000 in cash. No change was recommended to the portion of the annual compensation package allocated to equity for 2014, which remained at $150,000. Taking into account Mercer’s review, the Governance and Nominating Committee also recommended an increase of $3,000 to the annual stipend paid to the chair of the Compensation Committee, to $15,000, and an increase of $2,250 to the annual stipend paid to the chair of the Governance and Nominating Committee, to $12,250. These changes were adopted by the Board of Directors. No change was made to the Audit and Compliance Committee chair stipend amount of $20,000. The independent directors received their cash stipends in quarterly installments, with the last three quarterly installments of 2014 adjusted to include the increase in the cash stipends approved by the Board. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.

Management directors do not receive any additional compensation for their service on the Board.

Director Compensation

The following table summarizes the aggregate fees earned or paid and the value of equity-based awards earned by our non-management directors in 2014:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
John A Clerico	160,000	150,017	310,017
James S. Ely III	140,000	150,017	290,017
John A. Fry	140,000	150,017	290,017
William Norris Jennings, MD	140,000	150,017	290,017
Julia B. North	152,250	150,017	302,267
H. Mitchell Watson, Jr.	155,000	150,017	305,017

(1)	All fees for 2014 were paid in cash to each outside director except for Mr. Watson and Ms. North. Mr. Watson elected for a portion of his fees to be deferred with stock units. He received 253.105 stock units and $143,000 in cash. Ms. North elected for the entire amount of her fees to be deferred with stock units. She received 3,178.353 stock units.
(2)	This amount reflects the grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2014, this value based award amount was for 3,614 restricted stock units granted on March 1, 2014 ($41.51 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). As of December 31, 2014, each non-management director had 8,227 restricted stock units outstanding for a total of 49,362 restricted stock units.

The Governance and Nominating Committee, which is responsible for making independent compensation recommendations for our independent directors to the Board of Directors, evaluates the non-management director compensation package annually, but has typically only recommended changes to independent director compensation every other year.

How are Directors nominated? What diversity considerations are evaluated in nominating Directors?

Nomination Process. The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chairman and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chairman and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the Chair of the Governance and Nominating Committee and the Chairman and Chief Executive Officer.

Board Nominee Diversity Considerations. As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added, including upon the decision of a Board member that he or she will not stand for re-election at the end of a then current term. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board of Directors, including:

*	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

*	The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

*	The mix of perspectives, experience and competencies currently represented on the Board; while this is primarily directed to the professional acumen of an individual, it may also include gender, ethnic and cultural diversity;

*	The results of the Board’s annual self-assessment process; and

*	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Governance and Nominating Committee seeks candidates with broad background and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. The Governance and Nominating Committee also believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience, skills and diversity contributions of each of the members of the Board of Directors is described below under “Members of the Board of Directors”.

The Governance and Nominating Committee will consider candidates for election to our Board of Directors who are recommended by stockholders. The Governance and Nominating Committee will only consider candidates who are recommended by stockholders submitted in accordance with the procedures set forth below in “How can I submit a stockholder proposal or nominate a Director for the

2016 Annual Meeting of Stockholders?” The Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees or other potential candidates recommended by a Board member, management, search firm or other source in order to evaluate any director nominations properly submitted by a stockholder.

Does the Company have limitations regarding service on other boards by the Company’s directors?

Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-management director of the Company may serve on more than four other public companies’ boards of directors. In addition, no member of the Company’s Audit and Compliance Committee may serve on more than two other companies’ audit committees. The Company’s Chief Executive Officer may not serve on more than two other public companies’ board of directors and is required to obtain the approval of the Governance and Nominating Committee prior to accepting any such nomination or appointment. A director of the Company is required to notify the chair of the Company’s Governance and Nominating Committee and the secretary of the Company in a timely fashion of his or her appointment to or resignation from the board of directors of another public company. Any member of the Audit and Compliance Committee is also required to notify the chair of the Company’s Governance and Nominating Committee and the secretary of the Company of his or her appointment to or resignation from another company’s audit committee.

How can I submit a stockholder proposal or nominate a Director for the 2016 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than December 5, 2015 and be submitted in accordance with applicable SEC rules and regulations. Such proposals must be delivered to Community Health Systems, Inc., Attn: Secretary, 4000 Meridian Boulevard, Franklin, TN 37067.

If a stockholder seeks to bring business before our annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8, or wishes to nominate an individual to serve as a director, such stockholder must comply with the advance notice procedures described in the Company’s By-laws. For the Company’s 2016 Annual Meeting of Stockholders, the Secretary must receive notice of such business or director nomination no earlier than January 19, 2016 and no later than February 18, 2016 (or, if the annual meeting is called for a date that is not within 30 days of May 19, 2016, the notice must be received no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made). Stockholder proposals with respect to such business or director nomination must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-laws, including a description of the proposal, specific information regarding the stockholder proponents, including Company stock ownership and a description of all arrangements or understandings between such stockholder and any other person in connection with such proposal. The Company’s By-laws also require that stockholder proposals concerning nomination of directors provide additional disclosure regarding any nominee, including any information that would be required to be disclosed in a proxy statement pursuant to the Exchange Act. If the chairman of the meeting determines that a nomination was not made in accordance with the procedures set forth in our By-laws, our By-laws provide that the chairman will declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. Upon the recommendation of the Governance and Nominating Committee, the eight (8) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
W. Larry Cash	66	President of Financial Services, Chief Financial Officer and Director
John A. Clerico	73	Director
James S. Ely III	57	Director
John A. Fry	54	Director
William Norris Jennings, M.D.	71	Director
Julia B. North	67	Director
Wayne T. Smith	69	Chairman of the Board, Chief Executive Officer and Director
H. Mitchell Watson, Jr.	77	Director

W. Larry Cash	Director Since 2001

Mr. Cash is our President of Financial Services and Chief Financial Officer. Mr. Cash joined us as Executive Vice President and Chief Financial Officer in 1997. In 2001, he was also named to our Board of Directors. In January 2014, he was named our President of Financial Services. Prior to joining us, he served as vice president and group chief financial officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as senior vice president of finance and operations from 1993 to 1996. He is also a director of Cross Country Healthcare, Inc., a provider of nurse and allied staffing services, multi-specialty locum tenens services, and other human capital management services in the healthcare industry, and he serves on its audit (chair) and compensation committees.

Mr. Cash is the Company’s chief financial executive and performs a substantial portion of the investor relations function for the Company. His prior managed care experience brings that perspective to our Board’s deliberations and evaluation of its business and strategy. For ten consecutive years, he has been recognized as one of the Top 3 CFOs in the healthcare sector by Institutional Investor magazine. He was named Business Tennessee’s first ever CFO of the Year in 2008 and also earned that distinction in the public companies category from the Nashville Business Journal in 2009.

John A. Clerico	Director Since 2003

Audit and Compliance Committee Chair

Compensation Committee Member

Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., a registered investment advisor providing portfolio management, investment consulting and financial planning solutions to individuals, small businesses and institutions, he has served as its chairman and as a registered financial advisor. From February 2006 until 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In 2008, Mr. Clerico resigned from these committees upon his appointment as chairman of the board and interim chief executive officer. He stepped down as Global Industries, Ltd.’s interim chief executive officer in 2010 but continued to serve as chairman of its board through 2011, when Global Industries, Ltd. was acquired by Technip. From 1992 to 2000, he served as an executive vice president and chief financial officer and a director of Praxair, Inc., a supplier of industrial gases and coatings and related services and technologies. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer in various financial and accounting areas of Union Carbide Corporation. Mr. Clerico currently serves on the board of directors of Educational Development Corporation, a trade publisher and distributor of children’s books, and serves on its audit and executive committees. He also previously served on the board of MacroSolve, Inc., a provider of consulting services related to the development, marketing and financing of mobile app businesses that also focuses on intellectual property licensing and enforcement of its mobile app market development patent where he also served on its audit (chair) and compensation committees.

Mr. Clerico brings executive leadership experience and skills to the Board of Directors. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. His eleven years of experience guiding our Board’s Audit and Compliance Committee and serving as one of its “audit committee financial experts” lend important continuity to the Board’s financial, audit, and compliance oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

James S. Ely III	Director Since 2009

Audit and Compliance Committee Member

Mr. Ely founded PriCap Advisors, LLC (formerly known as Priority Capital Management LLC) in 2008 and has served as its chief executive officer since its inception. From 1995 to 2008, he was a senior banker and managing director in J.P. Morgan’s Syndicated and Leveraged Finance Group, where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with J.P. Morgan’s predecessor institutions commenced in 1987. He is a director of Select Medical Holdings Corporation, a provider of long-term hospitalization services, and serves on its audit and compliance committee.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provide a needed area of expertise among the independent Board members. He is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Audit and Compliance Committee Member

Governance and Nominating Committee Member

Mr. Fry has served as president of Drexel University in Philadelphia, Pennsylvania since 2010. In addition, he serves as president of the Drexel University College of Medicine and chairman and chief executive officer of Drexel e-Learning, Inc., Drexel University’s for-profit subsidiary, which markets online Drexel degree programs. Prior to becoming president of Drexel University, Mr. Fry served as president of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was executive vice president of the University of Pennsylvania and served as the chief operating officer of the University and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of the board of trustees of Delaware Investments, an asset management firm, with oversight responsibility for all of the portfolios in that mutual fund family; he also serves on its audit committee and nominating and corporate governance committee. Mr. Fry also serves as a director of the Hershey Trust.

Mr. Fry’s unique experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board of Directors. The governance issues faced by non-profit organizations assist the Board of Directors in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board of Directors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings recently retired after more than 43 years as a practicing family medicine physician, most recently with KentuckyOne Health, in Louisville, Kentucky, which was formed by the merger of Jewish Hospital & St. Mary’s HealthCare with Saint Joseph Health System in 2012. He served on KentuckyOne Health’s quality committee and formerly served as the quality committee chair for The Physician Group, which was affiliated with Jewish Hospital & St. Mary’s HealthCare prior to the merger with Saint Joseph Health System.

From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a physician to the Board of Directors. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board of Directors and management about trends in both medicine and the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, brings counterpoint and balance to the perspectives presented by management leadership. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal government regulation of practitioner-hospital relationships.

Julia B. North	Director Since 2004

Governance and Nominating Committee Chair

Compensation Committee Member

Ms. North is presently retired. Over the course of her career, Ms. North has served in many senior executive positions, including as president of consumer services for BellSouth Telecommunications, Inc. from 1994 to 1997. After leaving BellSouth in 1997, she served as the president and chief executive officer of VSI Enterprises, Inc., a manufacturer of video conferencing systems, until 1999. She currently serves on the boards of directors of (i) Acuity Brands, Inc., a provider of lighting fixtures and related products and services, and serves on its compensation committee and governance committee, with previous service on its audit committee; and (ii) Lumos Networks Corp., a fiber-based telecommunications service provider, and serves on its compensation committee (chair), and, from 2007 until its spin-off of Lumos Networks Corp. in 2011, she served on the board of directors of NTELOS Holdings Corp., a provider of wireless and wireline communications services, and served on its compensation committee and nominating and governance committee (chair). Ms. North also previously served on the boards of directors of Simtrol, Inc., a developer of enterprise-class software solutions, where she also served on its audit committee and compensation committee; Winn-Dixie, Inc., a food retailer, where she also served on its compensation committee (chair), nominating and governance committee (chair), and audit committee; and MAPICS, Inc., a business application software and consulting company, where she also served on its compensation committee.

Ms. North has extensive experience serving on boards of directors and brings those experiences to her service on the Board’s Compensation Committee and Governance and Nominating Committee. The breadth of the industries in which she has worked provides risk assessment perspectives that are different from the Company’s operations. Her operational experience in customer service, marketing, technical network design, and strategic planning bring those skill sets, not represented by other Board members, to the Board’s functions.

Wayne T. Smith	Director Since 1997

Chairman of the Board

Mr. Smith is our Chairman and Chief Executive Officer. Mr. Smith joined us in January 1997 as President, a position he held until January 2014. Since April 1997, he has served as our Chief Executive Officer and as a member of the Board of Directors. In 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith was president and chief operating officer of Humana, Inc., where he served in various management positions during 23 years with that company, and as a director from 1993 to 1996. He currently serves on the board of directors of Praxair, Inc. and serves on its compensation committee (former chair). Mr. Smith is a past-chair and current board member of the Nashville Area Chamber of Commerce, the Federation of American Hospitals and Nashville Health Care Council. He also serves on the board of trustees of Auburn University. From 2006 to 2010, he served on the board of directors of Citadel Broadcasting Corporation, an owner and operator of radio stations and producer and distributor of radio programming. He also served on its audit committee.

Mr. Smith is one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital sector and the managed care sector. He has been named one of the 100 Most Influential People in Healthcare each of the 13 years Modern Healthcare has published the peer voted list, ranking number 15 in 2014. Institutional Investor magazine has also named Smith a Top CEO for the healthcare facilities sector several times over the past decade. His service on other companies’ boards of directors provides him with insights and experiences to support his leadership of the Company and its Board of Directors.

Mr. Smith has been honored year after year by investor organizations as being one of the top chief executive officers in the institutional provider segment of the healthcare sector.

H. Mitchell Watson, Jr.	Director Since 2004

Compensation Committee Chair

Mr. Watson is currently retired. From 1981 to 1989, Mr. Watson was a vice president of International Business Machines Corporation (IBM), serving from 1981 to 1985 as president of its systems product division, and from 1985 through 1988 as vice president of marketing and service. From 1989 until its sale in 1992, Mr. Watson was the president and chief executive officer of ROLM Company, a joint venture between IBM and Siemens AG that produced digital voice systems. Mr. Watson previously served on the board of directors of Praxair, Inc. from 1992 until 2010, where he also served on its audit (chair), compensation, and governance and nominating committees. He also previously served on the boards of directors of Roadway, Inc., a transportation service provider, where he also served on its audit and compensation committees; and MAPICS, Inc., where he served as chairman of the board and on its audit committee. Mr. Watson is a past president of Helen Keller International, chairman emeritus of the Brevard Music Center in Brevard, North Carolina, has served on the board of Union Theological Seminary in New York, New York, and as trustee of the Interdenominational Theology Center at Atlanta University

Mr. Watson’s extensive background in the technology industry is a valuable resource to the Board as it deals with technology issues, including cyber security. In addition to his prior operational experience with IBM, which lends both leadership and technology perspectives, Mr. Watson has extensive audit committee experience with a variety of different types of companies and he imparts those concepts to the oversight of the Company’s financial management and audit functions. In addition, Mr. Watson’s considerable service in both community and national not-for-profit organizations provides insights and context for the Company’s local operations and competition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 20, 2015, except as otherwise footnoted, with respect to ownership of our Common Stock by:

*	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

*	each of our directors;

*	each of our executive officers named in the Summary Compensation Table on page 43; and

*	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned(1)
Name	Number	Percent
5% Stockholders:
Glenview Capital Management, LLC	12,093,795 (2)	10.2%
Blackrock, Inc.	11,270,349 (3)	9.6%
FMR LLC	10,848,581 (4)	9.2%
The Vanguard Group, Inc.	6,622,056 (5)	5.6%

Directors:
W. Larry Cash	712,146 (6)	0.6%
John A. Clerico	85,217 (7)	*
James S. Ely III	25,217 (8)	*
John A. Fry	26,920 (9)	*
William N. Jennings, M.D.	27,396 (10)	*
Julia B. North	50,846 (11)	*
Wayne T. Smith	2,465,644 (12)	2.1%
H. Mitchell Watson, Jr.	13,038 (13)	*
Other Named Executive Officers:
David L. Miller	482,305 (14)	0.4%
William S. Hussey	195,902 (15)	0.2%
Rachel A. Seifert	270,447 (16)	0.2%
Directors and Executive Officers as a Group (18 persons)	5,139,162 (17)	4.3%

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 20, 2015. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 20, 2015 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Shares beneficially owned are based on Schedule 13G filed with the SEC on January 27, 2014, by Glenview Capital Management, LLC/Lawrence M. Robbins. Glenview Capital Management, LLC/Lawrence M. Robbins has shared voting power and shared dispositive power with respect to 12,093,795 shares of Common Stock. The address of Glenview Capital Management, LLC/Lawrence M. Robbins is 767 Fifth Avenue, 44th Floor, New York, NY 10153.

(3)	Shares beneficially owned are based on Schedule 13G filed with the SEC on January 15, 2015, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 10,704,007 shares of Common Stock and sole dispositive power with respect to 11,270,349 shares of Common Stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 13, 2015, by FMR LLC (“FMR”). FMR has sole voting power with respect to 209,724 shares of Common Stock and sole dispositive power with respect to 10,848,581 shares of Common Stock. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(5)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 11, 2015, by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group has sole voting power with respect to 77,244 shares of Common Stock; sole dispositive power with respect to 6,554,412 shares of Common Stock and shared dispositive power with respect to 67,644 shares of Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(6)	Includes 150,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 175,000 shares subject to restricted stock awards.

(7)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 0 shares subject to restricted stock awards.

(8)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 0 shares subject to restricted stock awards.

(9)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 0 shares subject to restricted stock awards.

(10)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 0 shares subject to restricted stock awards.

(11)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 0 shares subject to restricted stock awards.

(12)	Includes 390,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 350,000 shares subject to restricted stock awards.

(13)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 0 shares subject to restricted stock awards.

(14)	Includes 18,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 116,667 shares subject to restricted stock awards.

(15)	Includes 28,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 48,334 shares subject to restricted stock awards.

(16)	Includes 40,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 68,334 shares subject to restricted stock awards.

(17)	Includes 750,501 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2015 and 993,338 shares subject to restricted stock awards.

*	Less than 1%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons who are our directors and executive officers, we believe that during 2014 all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

The Company employs Brad Cash, son of W. Larry Cash. In 2014, Brad Cash received a base salary of $303,133 and earned a bonus of $191,429 for 2014 to be paid in 2015. In 2014, he also received a grant of a restricted stock award with the grant date fair value of $249,060 while serving as the divisional financial executive for one of our corporate office division presidents. The Company believes that the compensation paid to Brad Cash was on terms as favorable to the Company as could have been maintained with an unrelated third party.

In 2005, the Company’s subsidiary CHS/Community Health Systems, Inc. established the Community Health Systems Foundation, a tax exempt charitable foundation. One of the purposes of the foundation is to match, subject to certain conditions, charitable contributions made by the Company’s directors and officers up to an aggregate maximum per year of $25,000 per individual.

There were no loans outstanding during 2014 from the Company to any of its directors, nominees for director, executive officers, or any beneficial owner of 5% or more of our equity securities, or any family member of any of the foregoing.

The Company applies the following policy and procedure with respect to related person transactions. All such transactions are first referred to our General Counsel to determine if they are within the scope of the Company’s written related party transactions policy. Under the Company’s policy, “related person transaction” means those transactions, arrangements or relationships involving the Company and any of its subsidiaries, on the one hand, and any “related person,” on the other hand, excluding any exempted transactions (as described below). Under this policy, a “related person” is defined to mean any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities) or any immediate family member of such owner, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which any of the foregoing persons has a 5% or more beneficial ownership interest. The Company’s policy exempts related person transactions if it is determined by our General Counsel that the direct or indirect interest a related person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K. If any such transaction is within the scope of the Company’s related party transactions policy, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether, among other factors, the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, John A. Clerico, Julia B. North and H. Mitchell Watson, Jr. served as members of the Compensation Committee. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 20, 2015. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and CHSPSC, LLC, two of our wholly-owned subsidiaries:

Name	Age	Position
Wayne T. Smith	69	Chairman of the Board, Chief Executive Officer and Director
W. Larry Cash	66	President of Financial Services, Chief Financial Officer and Director
David L. Miller	66	President and Chief Operating Officer
Dr. Lynn T. Simon, M.D.	55	President of Clinical Services and Chief Quality Officer
William S. Hussey	66	Division President — Division Operations
Thomas D. Miller	57	Division President — Division Operations
Michael T. Portacci	56	Division President — Division Operations
Martin D. Smith	47	Division President — Division Operations
Tim L. Hingtgen	47	Division President — Division Operations
Martin J. Bonick	41	Division President — Division Operations
Rachel A. Seifert	55	Executive Vice President, Secretary and General Counsel
Kevin J. Hammons	49	Senior Vice President and Chief Accounting Officer

Wayne T. Smith — The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 15 above.

W. Larry Cash — The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 13 above.

David L. Miller serves as President and Chief Operating Officer. In that position he oversees our six operating divisions as well as strategic growth initiatives. Prior to assuming that position in January 2014, Mr. D. Miller oversaw the management of our affiliated hospitals in one of our operating groups or divisions from the time he joined us in 1997 as a group vice president. He was subsequently promoted to senior vice president of group operations and then to division president and assumed responsibility for additional hospitals. Prior to joining us, he had executive leadership responsibility with other hospital management companies. He has a master’s degree in business administration from the Darden School at the University of Virginia. Mr. D. Miller is a Fellow in the American College of Healthcare Executives.

Dr. Lynn T. Simon, M.D. serves as President of Clinical Services and Chief Quality Officer. She has leadership responsibilities for all aspects of clinical operations, including clinical services, nursing, quality and safety, and case management. She also oversees medical staff relations, physician practice management, clinical integration initiatives and medical informatics. Upon joining us in 2010 and until she assumed her current position in January 2014, Dr. Simon served as senior vice president and chief quality officer. Prior to joining us, Dr. Simon served as vice president of medical affairs at Jewish Hospital in Louisville, Kentucky from 2004 to 2005 and as senior vice president and chief medical officer of Jewish Hospital & St. Mary’s HealthCare from 2005 to 2010, following the merger of Jewish Hospital and St. Mary’s HealthCare. She was a full-time practicing neurologist in Louisville, Kentucky from 1989 until 2005. She has a medical degree from the University of Louisville and a master’s degree in business administration from Bellamine University in Louisville.

William S. Hussey serves as Division President — Division VI Operations. Mr. Hussey joined us in June 2001 as a group assistant vice president. In January 2003, he was promoted to a group vice president to manage our acquisition of seven hospitals in West Tennessee, and in January 2004, he was promoted to senior vice president of group operations and assumed responsibility for additional hospitals. Mr. Hussey oversees the management of our affiliated hospitals in Florida, Georgia and South Carolina. Prior to joining us, he served in executive leadership and management positions in the hospital industry for more than 28 years. Mr. Hussey has a master’s degree in hospital administration from Tulane University. He is a member of the board of directors of the Federation of American Hospitals.

Thomas D. Miller serves as Division President — Division V Operations. Mr. T. Miller joined the Company in connection with the acquisition of Triad Hospitals, Inc., or Triad, in July 2007. Mr. T Miller oversees the management of our affiliated hospitals in Indiana, New Jersey, Ohio and Pennsylvania. Prior to joining us, Mr. T. Miller served as the president and chief executive officer of Lutheran Health Network in northeast Indiana, a system that includes five hospital facilities, from 1998, through its acquisition by Triad in 2001, and until Triad’s acquisition by the Company in 2007. Prior to 1998, he was with another hospital management company in various increasingly responsible positions of hospital and market leadership. He has a master’s degree in hospital and health administration from the University of Alabama.

Michael T. Portacci serves as Division President — Division II Operations. Mr. Portacci joined us in 1988 as a hospital administrator and became a group director with oversight for multiple facilities in 1991. In 1995, he was promoted to group vice president, and in 2001 he was named a senior vice president of group operations. Mr. Portacci oversees the management of our affiliated hospitals in Arkansas, Louisiana, Missouri and Texas. He has a master’s degree in health care administration from Trinity University.

Martin D. Smith serves as Division President — Division III Operations. Mr. M. Smith joined us in 1998 as a hospital chief executive officer. In 2005, he was named a vice president of group operations. In 2008, he was promoted to Division President. Mr. M. Smith oversees the management of our affiliated hospitals in Illinois, Kentucky, Tennessee and West Virginia. Prior to joining us, Mr. M. Smith worked in various administrative positions for Health Management Associates, Inc. He has a master’s degree in business administration from the University of Tennessee.

Tim L. Hingtgen serves as Division President — Division IV Operations. Mr. Hingtgen joined us in 2008 as a vice president of division operations, and, in January 2014, he was promoted to Division President. He oversees the management of our affiliated hospitals in Alaska, Arizona, California, Nevada, New Mexico, Oklahoma, Oregon, Utah, Washington and Wyoming. He has nearly 20 years of healthcare management experience. Prior to joining us, Mr. Hingtgen held chief operating officer and chief executive officer positions at for-profit hospitals in Arizona, Indiana and Nevada from 2001 to 2008. He has a master’s degree in business administration from the University of Nevada, Las Vegas.

Martin J. Bonick serves as Division President — Division I Operations. Mr. Bonick joined us in 2011 as a vice president of division operations bringing more than 17 years of for-profit and non-profit healthcare leadership experience. In January 2014, he was promoted to Division President. He oversees the management of our affiliated hospitals in Alabama, Mississippi, North Carolina and Virginia. Prior to joining us, Mr. Bonick served as chief executive officer of Jewish Hospital in Louisville, Kentucky from 2008 to 2011 as well as senior vice president of operations for its parent company, Jewish Hospital & St. Mary’s HealthCare. Prior to that, Mr. Bonick served as chief executive officer of Oklahoma State University Medical Center in Tulsa, Oklahoma from 2005 to 2008. He has dual master’s degrees in healthcare administration and information management from Washington University in St. Louis.

Rachel A. Seifert serves as Executive Vice President, Secretary and General Counsel. She is responsible for oversight of all legal aspects within the company, including acquisitions/development, SEC and corporate governance, litigation and management of the legal department. She joined us in 1998 as vice president, secretary and general counsel. She was promoted to senior vice president in 2001 and to executive vice president in 2010. Prior to joining CHS, Ms. Seifert was associate general counsel and vice president—legal operations of another hospital management company. Prior to that, she was in private practice in Dallas, Texas. Ms. Seifert is a member of the board of directors of the Federation of American Hospitals. She has a law degree from the University of Maryland.

Kevin J. Hammons serves as Senior Vice President and Chief Accounting Officer. He is responsible for SEC reporting matters, as well as overseeing other accounting and financial reporting matters, including consolidations, income taxes, budgeting and the design and implementation of financial systems and processes. Mr. Hammons joined us in 1997 and, in 2002, he was promoted to assistant vice president, financial reporting. In 2005, he was promoted to vice president, financial reporting. In 2012, he was promoted to vice president and chief accounting officer, and in January 2014, he was promoted to a senior vice president. Prior to joining us, he served in various positions in the assurance and advisory services practice at Ernst & Young LLP.

The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the eight (8) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

W. Larry Cash

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

Wayne T. Smith

H. Mitchell Watson, Jr.

Each of the nominees is an incumbent, has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one (1) year term to which he or she has been nominated, if elected. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.

Required Vote

For each director nominee, the affirmative vote of a majority of the votes cast for that nominee is required to elect him or her as a director. Abstentions and broker non-votes in connection with the election of directors have no effect on such election since directors are elected by a majority of the votes cast at the Meeting. If any director nominee does not receive more votes “for” his or her election than “against”, then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board of Directors following certification of the vote. The Governance and Nominating Committee (excluding any member of such committee whose resignation is to be considered) is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with the opportunity to vote to approve the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns. To remain competitive in one of the nation’s largest and most dynamic industries, continued Company growth in revenue and profitability (growth in earnings per share) are paramount objectives of the Company’s strategy. We believe that rewarding these strategic imperatives through effective and appropriate compensation and retention tools yield the desired alignment with stockholder interests, including maximizing stockholder value.

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly comprised of independent members of the Board of Directors) and our Compensation Committee engages an independent consultant, Mercer Human Resources Consulting, to provide advice to the Compensation Committee. The overall goal of our executive compensation program is to align total direct compensation at approximately the 50th percentile of the peer group companies.

Through the use of the tools described below, our Compensation Committee seeks to reward and retain executives based on their performance and future potential, while acknowledging that sufficient flexibility must be maintained to ensure that the overall philosophical intent of the executive compensation program is achieved. The tools currently used by the Company (as applied to each named executive officer) include:

*	Annual base salary that is competitive with the peer group companies (targeted for a 15% range +/- the median);

*	Annual target incentive cash compensation that is predominantly at risk, performance-based, and indexed to the attainment of the Company’s growth objectives (combined with base salary,

targeted for a 15% range +/- the 75th percentile of the peer group companies if our rigorous financial targets are equaled or exceeded);

*	Longer-term (three-year vesting) incentive awards of stock-based compensation that have a performance-based component and, accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value; to achieve the overall objectives of the program, these awards are currently within the range of the 25th percentile and the 50th percentile; and

*	Provision of longer range savings, retirement, and other benefits to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company considers and applies many governance best-practices in implementing its compensation programs. For example, all executives adhere to stock ownership guidelines, compensation is capped and allocated among components to avoid undue risk, and each of our executives is an at-will employee.

We believe that our compensation philosophy and program have yielded the desired results in both challenging times for our economy and circumstances for our industry:

Financial Performance Highlights
For the Year Ended December 31, 2014
(dollars in millions, except per share amounts)

Admissions	924,951	Net Revenue	$18,639
Adjusted Admissions	1,970,610	Adjusted EBITDA *	$2,777
		Income from Continuing Operations per share (diluted), as adjusted*	$3.29

* Please refer to Appendix A for a reconciliation of adjusted EBITDA to net cash provided by operating activities and a reconciliation of income from continuing operations per share as reported with the adjustments described therein.

On January 27, 2014, the Company completed the merger transaction pursuant to which HMA became a wholly-owned subsidiary of the Company. Following this merger the Company became the largest provider of hospital health services as defined by the number of hospitals. We believe this was a compelling strategic acquisition for the following reasons:

*	Unique opportunity to acquire a well-developed hospital system.

•	71 facilities spread across attractive, non-urban and suburban markets.

•	Complementary geographic fit with hospitals located in existing states.

•	Extends and strengthens the Company’s hospital and physician networks.

*	Company has a proven track record acquiring 119 hospitals since 1997.

•	Successfully integrated Triad—$5 billion revenue company.

•	Improved Triad’s operating margin from 12% to 16%.

•	94% of the Company’s current senior executives helped to successfully integrate the Triad acquisition.

*	Significant opportunity to improve HMA’s operating performance by applying best practices, standardized systems and procedures.

•	HMA’s 2013 EBITDA margin of 13% vs. 16% for each of 2010, 2011 and 2012.

•	Targeting over $250 million of synergies over two years.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements meet the goals of the program and the expectations of our stockholders. In past years, our peer group has been adjusted, total shareholder return has been added as a component of annual cash incentive compensation, and incentive cash awards have been withheld and stock awards reduced in years which we failed to meet our rigorous financial targets.

Following a disappointing say-on-pay vote in 2012, these adjustments to the compensation program resulted in stockholder support at 91% of votes in favor of our compensation programs in 2014 and 82% in 2013.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to address stockholders’ concerns in this arena and relates to the compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the

Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As a leader in the hospital sector of the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, continued Company growth in revenue and profitability (growth in earnings per share) are paramount objectives of the Company’s strategy. We believe these strategic imperatives are the fundamental points of alignment between stockholder value and the compensation of executive management. In recent years, stockholders have begun to focus on year-over-year stock price performance as a key measure of stockholder-executive compensation alignment. Accordingly, we include total stockholder return as a component in the incentive compensation plans for the Company’s Chief Executive Officer and Chief Financial Officer.

Executive Summary

The basic purposes of the Company’s executive compensation program are to attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-store and new markets (both geographic and business line), while also adhering to rigorous expense management in an environment of ethical and compliant behavior. By maintaining a competitive executive compensation program incorporating short-term and long-term components that align the interests of executive management with stockholders and assist in retaining and attracting valuable executive talent, the Company believes that stockholder value can best be maximized.

Our executive compensation program has been designed, reviewed and modified periodically to conform to governance best practices and to respond to investor concerns regarding pay practices. For example, the Company, over the years, has implemented the following policies, highlighting its commitment to conforming to governance best practices and responding to investors’ concerns:

*	“Clawback” policy;

*	Risk assessment of the Company’s compensation programs;

*	No excise tax gross-ups for any new executives covered under the Company’s Change-in-Control Severance Agreements;

*	Stock ownership guidelines for Company directors and officers (including the named executive officers);

*	Including total shareholder return as an incentive compensation target for the Company’s Chief Executive Officer and Chief Financial Officer;

*	Use of multiple performance metrics as part of a short-term cash incentive program; and

*	Prohibition against hedging and pledging by directors, executives and certain other employees.

A more detailed discussion of these policies and actions can be found on the following pages.

The Company’s consistent performance and growth, even during periods of economic uncertainty and decline, have yielded the intended and desired results under our executive compensation program. However, we continue to adapt elements of the program, as appropriate, taking into account stockholder expectations and to ensure that our executive compensation programs continue to be structured in an optimal manner. For 2014, we believe that the compensation earned by our named executive officers was reflective of the Company’s strong performance in 2014, including the Company’s successful integration efforts in 2014 in connection with the Company’s acquisition of HMA, and was consistent with the Company’s pay-for-performance philosophy.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2014 Annual Report on Form 10-K for more details about the Company’s recent performance.

Each of our named executive officers has significant industry experience and Company tenure, and the retention of these executives by rewarding them appropriately, when merited by performance, is the objective of our executive compensation program. By benchmarking base salary to the median range of our peer group but providing for a higher level of payment (up to the 75th percentile) for total cash compensation (base salary plus annual incentive compensation), if our rigorous financial targets are equaled or exceeded, we believe we are aligning our executives’ interests with both the risk tolerance and performance objectives of our stockholders. The targets for our annual incentive compensation program carry challenging thresholds — all dollar amount targets require a minimum of 90% achievement of specified performance metrics before any payout is made to the executive, and then scale significantly such that 90% achievement of the target yields a payout at only 50% of the maximum amount. Additionally, incentive compensation may be earned if above-target performance is achieved, but those additional opportunities are capped to avoid high risk behaviors. Longer term compensation elements, including equity (also performance-based) and retirement benefits, as well as limited perquisites, round out a competitive and responsible compensation program.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements meet the goals of the program and the expectations of our stockholders. In past years, our peer group has been adjusted, incentive cash awards have been withheld, stock awards have been reduced, the granting of stock options has been eliminated, and total shareholder return has been added as a component of annual cash incentive compensation for our Chief Executive Officer and Chief Financial Officer.

The peer group used to benchmark executive compensation was revised during the 2013 compensation cycle to reflect more of the criteria used by key proxy vote advisory services. The Compensation Committee and the other members of the Board of Directors (including members of management) will continue to seek to ensure that executive compensation is properly aligned with stockholder return.

In 2014, only modest changes were made to the existing compensation programs, however, the Compensation Committee and the Board wanted to ensure that the management team was focused on the integration of the HMA transaction and the resulting attainment of the expected synergies. Accordingly, a special one-time grant of performance-based restricted stock was awarded to certain executives key to achieving the targeted synergy levels. The performance target for this “HMA Synergy Award” included two years of performance criteria, followed by a third year of time vesting.

The chart below reflects the responsiveness of our executive compensation program, with respect to the compensation of our Chief Executive Officer, to the performance success of our Company and demonstrates our belief that our compensation of our executives is aligned with our stockholders’ interests. When our 2013 performance fell below our budgeted targets, our compensation plans adjusted cash incentive plan compensation downward, in a meaningful way. When expected performance was achieved in 2014, the cash incentive payout matched that performance.

Compensation Committee Action

Wayne T. Smith, Chairman and Chief Executive Officer

	2014		2013		2012
Salary	$1,500,000		$1,400,000		$1,400,000
Incentive Plan Compensation	4,117,500		2,058,000		4,200,000
Restricted Stock (1)	18,679,500	(3)	5,213,750	(2)	2,107,000
Stock Options (1)	-		-		319,200

Total	$24,297,000		$8,671,750		$8,026,200

(1)	The closing price of the Company’s stock on the respective grant dates was: $41.51 per share on March 1, 2014; $41.71 per share on February 27, 2013; and $21.07 per share on February 16, 2012. No options were granted in 2013 or 2014.
(2)	The increase in the value of the restricted stock compensation in 2013 compared to 2012 was primarily a result of a 98% increase in the closing price of the Company’s stock between the February 2012 and February 2013 grant dates and not through a significant increase in the number of awards. The awards for both 2013 and 2012 were below the 25th percentile of the peer group (for the Chief Executive Officer).

(3)	In 2014, the Compensation Committee approved a one-time equity grant of performance-based restricted stock awards, with vesting tied to the achievement of specific synergy targets, as a result of the acquisition of HMA (the HMA Synergy Awards). These special awards were intended to ensure the retention and continuity of the management team through the entire transition period after the completion of the HMA merger and to otherwise incentivize these members of the Company’s management team in connection with the HMA integration. The HMA Synergy Awards are subject to the achievement of specific targeted levels of synergies as a result of the Company’s acquisition of HMA and also have a time-vesting element. Excluding the value of the HMA Synergy Awards, the target value of the CEO’s 2014 LTI award was between the 25th percentile and the median of the market. The HMA Synergy Awards are discussed in more detail on pages 37 and 38 of this Proxy Statement.

Stockholder Outreach Effort; Advisory Vote on Executive Compensation

We are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder concerns. Following a disappointing say-on-pay vote in 2012, the changes in our programs and our stockholder engagement effort resulted in greatly improved stockholder support for our executive compensation program. In this regard, we received stockholder support of 91% and 82% in connection with our non-binding advisory say-on-pay votes at our 2014 and 2013 Annual Meetings of Stockholders, respectively.

As the Compensation Committee reviews our compensation practices, it is mindful of the level of support we received from our stockholders in connection with our advisory say-on-pay vote in 2014 with respect to our compensation programs, including our pay-for-performance philosophy and emphasis on performance-based consideration, and we only made modest changes to our existing compensation programs in 2014 as noted above. However, we continue to evaluate our executive compensation program in light of governance best practices, regulatory requirements, economic and industry factors, and competitive considerations and make changes as warranted. The Compensation Committee intends to continue to consider the outcome of future advisory say-on-pay votes when making executive compensation decisions.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE, NASDAQ and the SEC (for Section 16(b) purposes), each member of the Compensation Committee also meets the independence requirements of Section 162(m) of the Internal Revenue Code (“IRC”).

Executive Compensation Philosophy and Core Principles

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to enhancing stockholder value. Attainment of annual incentive compensation requires achievement of targets with challenging thresholds and incentive compensation for above-target performance is capped. The Company continues to evaluate its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

The core principles applied by the Company in implementing this philosophy are to provide a mix of compensation vehicles that generates a compensation package that is competitive with an appropriate peer group, rewards from both a short-term and long-term perspective, the attainment of performance and growth objectives, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent. While consistency of application of these principles is a goal, sufficient flexibility is maintained to ensure that the overall philosophical intent of the executive compensation program is achieved.

The elements used by the Company during 2014 included:

*	Annual cash and other compensation that are competitive with the selected peer group companies (see below for our discussion of our peer group);

*	Annual incentive cash compensation that is predominantly at risk, performance-based, and tied to the attainment of the Company’s growth objectives;

*	Longer-term incentive awards of stock-based compensation that are predominately performance-based and, accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value;

*	A special one-time performance-based stock award tied to attainment of synergy targets for the HMA merger and integration (the HMA Synergy Awards). Because of the transformational nature of this transaction and the one-time nature of this award, this award has been excluded from the annual benchmark target for long-term incentive awards; and

*	Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, that encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The current executive compensation policy seeks to achieve the following targets:

*	Total direct compensation, including the value of long-term incentives, is targeted to be approximately the 50th percentile for the appropriate peer group executive and consists of three components:

•	Base salary compensation for each executive is targeted to be within an approximate range of 15% of the 50th percentile for the appropriate peer group executive;

•	Base salary plus target payout of annual cash incentive award plan for each executive is targeted to be within an approximate range of 15% of the 75th percentile for the appropriate peer group executive if our rigorous financial targets are equaled or exceeded; and

•	Long-term incentive awards in the form of stock based awards, that are currently within the range of the 25th percentile and the 50th percentile for the appropriate peer group executive; and

*	The allocation of total direct compensation among the at-risk elements of the compensation program utilized by the Company to provide an overall compensation structure that is balanced and competitive.

The Company believes that generally adhering to this policy, with the flexibility to make upward or downward adjustments as needed for individual or unusual market fluctuations or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on factors such as competition, level of responsibility and Company performance. Actual cash compensation for 2014 for the named executive officers was near the established targets for the cash compensation elements whereas in 2013 approximately 50% of the cash incentive awards were earned. The result for 2013 reflects the Company’s failure to meet all of its performance objectives in 2013.

In establishing performance-based targets for cash incentive compensation to its named executive officers, the Company sets targets that are (a) indexed to the Company’s attainment of its budgeted operating performance, which corresponds to its guidance to investors reflected in the Company’s earnings release issued in February of each year, and (b) linked, if applicable, to an individual executive’s specific area of oversight. In the case of the Chief Executive Officer and the Chief Financial Officer, the performance-based targets have four components — a continuing operations EPS target, an EBITDA target, a net revenue target, and a total shareholder return percentile rank target. The target performance-based incentive compensation plan for each executive provides both significantly reduced payments for underachievement, as well as overachievement opportunity. The Company believes that a scaled payout opportunity versus an “all or nothing” approach best fulfills the Company’s objectives in providing these incentives.

The executive compensation process is implemented in annual cycles, commencing in the fall of each year with a compensation survey and study prepared by the Compensation Committee’s consultant, Mercer Human Resources Consulting. The consultant’s work includes the identification and review of peer group compensation data by utilizing the most recent proxy statement data, other publicly available data (i.e., current reports on Form 8-K and other SEC filed data) and the consulting group’s own proprietary database of executive compensation information. The peer group data is analyzed and the competitiveness of the compensation paid to the Company’s named executive officers is evaluated based on direct compensation and relative performance metrics, and an annual growth rate factor as appropriate (because the publicly available data can be generally one year out-of-date) is computed to formulate proposed adjustments for the Company’s next fiscal year. Management and the Compensation Committee evaluate the information and make joint recommendations for any proposed adjustments to executive compensation levels and elements. The process is a collaborative one, involving the Compensation Committee and its consultant, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and human resources executives, except that these officers or human resources executives are not involved in setting their own compensation. In February of each year, recommendations are reviewed by the Compensation Committee in connection with the determination of the extent to which incentive compensation awards and other performance-based compensation awards for the prior year were attained. This determination coincides with the completion of the Company’s annual financial statement audit and release of annual earnings. After earnings for the prior year are released to the public in the third or fourth week of February, final compensation adjustments are made by the Compensation Committee and reviewed and approved by the Board of Directors. At that time, base salaries are adjusted, prior-year incentive payments are made, then current-year target objectives are established, and equity awards are granted.

Compensation “Clawback” Policy

In February 2009, the Board of Directors adopted a policy requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity-based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board of Directors, or an appropriate committee of the Board of Directors, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board of Directors or the appropriate committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized. The Company intends to impose such additional recoupment obligations as are necessary to ensure continuing compliance with applicable laws. The Board of Directors believes that its recoupment policy is appropriate to deter inappropriate behavior by executives and recover unjustly awarded compensation. The Board of Directors has no intention of eliminating this policy and will adapt it as necessary to ensure continuing compliance with Dodd-Frank regulations and other applicable laws. The Board of Directors is, however, opposed to the recoupment policy changes proposed by the stockholder proponent in Proposal No. 4 for the reasons set out in the Company’s opposition statement set forth beginning on page 56 of this Proxy Statement. In addition to our current policies and procedures, there are existing and pending legal requirements that address recoupment. Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our CEO and CFO if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct. In addition, the SEC is required under Section 954 of the Dodd-Frank Act to adopt rules that will require every exchange-listed company to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event the company is required to restate its financials as a result of material noncompliance with reporting requirements. When final rules under the Dodd-Frank Act are adopted, we expect to revise our existing clawback policy as necessary to comply and make any other enhancements we believe appropriate at such time in light of these final SEC rules.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s compensation consultant, regularly assesses the risk levels of the Company’s executive compensation programs. As part of this assessment, the Compensation Committee reviews the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considers the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee believes that the Company’s compensation programs are designed so that they do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that the Compensation Committee believes reduce the likelihood of excessive risk-taking, including the use of balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered peer group to assure the Company’s compensation practices are measured and appropriately competitive, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive stock ownership guidelines. Additionally, the Company’s executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed annually as a part of the overall enterprise risk assessment.

Employment Contracts; Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. Since 2007, each officer of the Company, including each of the named executive officers (collectively, the “Covered Executives”), has been a party to a change in control severance agreement (a “CIC Agreement”) with the Company. The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a termination of employment for any benefits to become payable. The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work, (iv) the failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan or (v) certain other employer actions that would cause the Covered Executive to lose the benefits of the CIC Agreement. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the Presidents, the Executive Vice Presidents, Division Presidents and each Senior Vice President. For the CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively. All CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

Compensation and benefits payable under the CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (i) unpaid base pay, (ii) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (iii) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (iv) a pro rata portion of incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance and (v) a lump sum equal to the sum of three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the higher of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, the Covered Executives (with agreements entered into before 2009) will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, CHSPSC, LLC, and hold the same elected officer titles with this entity as they do with the Company.

Components of the Executive Compensation Program

In February 2014 (in accordance with its annual review process), the Compensation Committee approved target 2014 compensation levels, the attainment of performance objectives for performance-based cash incentive compensation awards for 2013, the attainment of performance objectives for performance-based restricted stock awarded in 2013, performance-based incentive compensation targets for 2014, and 2014 equity awards in the form of performance-based restricted stock awards for each of the named executive officers.

In accordance with the process described above, the Company utilized a benchmark peer group for the named executive officers.

For the 2013 compensation cycle, the peer group was revised in response to feedback from stockholders. This revised peer group of 20 companies was focused exclusively on companies in the healthcare sector. The group included all six major hospital management companies, and 14 other companies in the insurance or medical products areas. All but two companies had revenues in the range of 0.4x to 2.5x that of the Company; one of the two companies that were outside this revenue range was a hospital management company that the Company believed was appropriate for inclusion. Also in selecting the peer group companies, consideration was given to market capitalization, enterprise value and number of employees of each company. The Company was just above the median of this peer group in terms of revenue. As a result of these changes, there was significantly greater overlap between our revised peer group and the companies identified as our peer group by Institutional Shareholder Services, Inc. and by Glass, Lewis & Co., LLC for the 2013 compensation cycle.

Overall, our Compensation Committee believed that the 2013 peer group reflected the competitive market for talent for our key executives. In addition, this 2013 peer group addressed some of the concerns expressed by our stockholders as well as Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC during the 2012 proxy season.

The peer group used for the 2014 compensation cycle was identical to the one used for the 2013 compensation cycle with the exception of Vanguard Health Systems, Inc. which was acquired by Tenet Healthcare Corporation in October 2013. The Company was just above the median of this peer group in terms of revenue. The Company regularly reviews the composition of its business peer group to ensure comparability between the Company and its peer group as the Company grows.

The companies included in the 2013 and 2014 peer group analyses are:

Peer Group Companies (for 2013 and 2014 Compensation Cycles)

• Amgen Inc.	• Humana Inc.
• Baxter International Inc.	• Laboratory Corporation of America Holdings
• Bristol-Myers Squibb Company	• LifePoint Hospitals, Inc.
• CIGNA Corporation	• Medtronic, Inc.
• Danaher Corporation	• Quest Diagnostics Incorporation
• DaVita HealthCare Partners Inc.	• Stryker Corporation
• Eli Lilly and Company	• Tenet Healthcare Corporation
• HCA Holdings, Inc.	• Universal Health Services, Inc.
• Health Management Associates, Inc.	• Unum Group
• Health Net, Inc.	• Vanguard Health Systems, Inc. (2013 only)

Following the acquisition of HMA, the peer group was revised to reflect the relatively larger size of the Company. The revised group was used for the 2015 compensation cycle and will be discussed in next year’s proxy.

For Mr. Smith, the Company’s Chairman and Chief Executive Officer, the Chief Executive Officer position at the peer group companies was utilized for comparison purposes. Ms. Seifert was compared to the business peers’ top legal executive. For the other named executive officers, because there are no consistent, direct comparative positions at the peer group companies, the following comparisons were used: Mr. Cash, the Company’s President of Financial Services and Chief Financial Officer, was compared to the average compensation awarded to the CFO and the “second most highly compensated officer” at all peer group companies; for the Division Presidents, the average of the peer group’s “third, fourth and fifth most highly compensated named executive officers” compensation figures were utilized to form the comparison. These groupings have been used consistently over the years for comparison with the selected peer group. Mr. D. Miller was a Division President at the time of the 2014 compensation review. Upon his promotion to President & Chief Operating Officer in 2014, the Compensation Committee adjusted Mr. Miller’s compensation based on the additional responsibilities of the role.

Base Salary

Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary is generally set to be within a range of 15% of the 50th percentile of the selected peer group executive.

Utilizing the benchmarking survey analyses described above, the base salaries of the Chief Executive Officer and the other named executive officers were reviewed by the Compensation Committee in early 2014 as part of its annual review. The Compensation Committee determined that pay increases, which were on average 10%, would be made to the named executive officers’ base salaries for 2014.

Cash Incentive Compensation

Cash incentive compensation awards to the named executive officers are made pursuant to the Company’s 2004 Employee Performance Incentive Plan (initially approved by the Company’s stockholders in 2004 and subsequently, as amended and restated, approved by the Company’s stockholders in 2009 and 2014). This non-equity incentive compensation plan provides for a wide range of potential awards and is utilized as a compensation vehicle across the Company. Cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Cash incentive compensation awards’ targets are typically expressed as a percentage of the individual’s base salary.

Cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For each named executive officer, the individual’s target plan includes two or more budgeted goals, and for each goal, different award amounts may be earned depending on the level at which that goal is attained, (i.e., an underachievement and overachievement opportunity). The Company’s goals based on budgeted operating performance correspond to the Company’s annual guidance to investors reflected in the Company’s earnings release issued in February of each year. The risk of not attaining the goals is substantial. For 2014, the Company’s goals were as follows:

*	The EBITDA target was $2.8250 billion (with a minimum of $2.5425 billion, which would have yielded 50% of bonus amount linked to this objective),

*	The Continuing Operations EPS target was $2.70 per share (with a minimum of $2.45, which would have yielded 50% of bonus amount linked to this objective), and

*	The Net Revenues target was $19.000 billion (with a minimum of $17.100 billion, which would have yielded 50% of the bonus amount linked to this objective).

Additional division-specific goals are based upon certain financial and operational results of the hospitals within each respective division.

Each goal target is scaled to achieve a partial award for less than targeted performance or above target award for exceptional performance. For example, for each 1% decrease in the Company’s EBITDA achievement, the award percentage amount was reduced by 5%, so that at 90% of target attainment, 50% of the specified award percentage would have been paid. However, no awards are paid when the Company’s EBITDA achievement is below 90% of target attainment. On the other hand, if the target for Company EBITDA had been exceeded, each named executive officer would have received an additional 1% of their base salary for each 1% over the target, up to a plan maximum of 5%.

For 2014, the targeted goals were met as follows: Company EBITDA — 98%; Continuing Operations EPS — 122%; and Net Revenue — 98%. Individual Division President’s goal attainment varied depending upon the operations within the applicable division as set forth in the table on page 36 of this Proxy Statement.

As stated above, for 2014, the cash incentive opportunities for our Chief Executive Officer and our Chief Financial Officer included a component for Total Shareholder Return Percentile Rank in accordance with the following table:

TSR Percentile Rank	Total Percent Opportunity (as a percentage of base salary)
Above 65th	20%
50th – 65th	15%
40th – 49th	10%
30th – 39th	5%
Below 30th	0%

“Total Shareholder Return Percentile Rank” means the relative growth of the Company’s price per share of Common Stock compared to the “TSR comparison group.” The “TSR comparison group” consists of the following companies: HCA Holdings, Inc., Tenet Healthcare Corporation, Universal Health Services, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., and HealthSouth Corporation; this comparison group includes healthcare companies (with revenues greater than $2 billion in 2012 when the TSR comparison group was established).

For 2014, the Company’s Total Shareholder Return was 37%, ranking it above the 75th percentile for Total Shareholder Return among the TSR comparison group, and accordingly each of Messrs. Smith and Cash received the full 20% of their respective base salaries for this component.

For 2014, for each component of the non-equity incentive plan compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable are set forth in the table below:

		Non-equity Incentive Plan Compensation (expressed as a percentage of base salary)
		Target	Attainment
Wayne T. Smith,	Corporate Consolidated EBITDA	185.0%	166.5%
Chairman and Chief Executive Officer	Corporate Consolidated EPS	40.0%	45.0%
	Corporate Consolidated Net Revenues	20.0%	18.0%
	Total Shareholder Return	20.0%	20.0%

	Target	265.0%	249.5%
	Performance Improvement Awarded	25.0%	25.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	274.5%

	Total Achievement Limited to Maximum Award Attainable	300.0%	274.5%

W. Larry Cash,	Corporate Consolidated EBITDA	105.0%	94.5%
President of Financial Services and	Corporate Consolidated EPS	25.0%	30.0%
Chief Financial Officer	Corporate Consolidated Net Revenues	15.0%	13.5%
	Total Shareholder Return	20.0%	20.0%

	Target	165.0%	158.0%
	Performance Improvement Awarded	25.0%	25.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	183.0%

	Total Achievement Limited to Maximum Award Attainable	200.0%	183.0%

David L Miller	Corporate Consolidated EBITDA	100.0%	90.0%
President and Chief Operating Officer	Corporate Consolidated EPS	20.0%	25.0%
	Division Hospital EBITDA	25.0%	21.3%
	Net Revenues	20.0%	18.0%

	Target	165.0%	154.3%
	Performance Improvement Awarded	25.0%	25.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	179.3%

	Total Achievement Limited to Maximum Award Attainable	200.0%	179.3%

William S. Hussey	Corporate Consolidated EBITDA	25.0%	22.5%
President, Division Operations	Corporate Consolidated EPS	10.0%	15.0%
	Division Hospital EBITDA	70.0%	76.0%
	Division Hospital EBITDA Margin Improvement	4.0%	4.0%
	Division Hospital Revenue	6.0%	3.0%
	Division Hospital Same-Store Adjusted Admissions Growth	5.0%	0.0%
	Clinic Operating Results	10.0%	10.0%

	Target	130.0%	130.5%
	Performance Improvement Awarded	10.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	140.5%

	Total Achievement Limited to Maximum Award Attainable	150.0%	140.5%

Rachel A. Seifert	Corporate Consolidated EBITDA	80.0%	72.0%
Executive Vice President - Secretary and	Corporate Consolidated EPS	15.0%	20.0%
General Counsel	Net Revenues	15.0%	13.5%

	Target	110.0%	105.5%
	Performance Improvement Awarded	10.0%	10.0%
	Successful Progress on Resolving Government Investigations	20.0%	20.0%

	Total Achievement	-	135.5%

	Total Achievement Limited to Maximum Award Attainable	150.0%	135.5%

The Company did not undertake a statistical analysis to quantify how difficult it would be to achieve the relevant targets used to determine cash incentive compensation awards. However, at the time the target levels were set, the Compensation Committee believed that achieving such target levels, although challenging, was achievable with significant effort from the named executive officers. Accordingly, the likelihood of the named executive officers achieving their respective target levels is not known and historically, in any given year, not all of the target levels have been fully achieved. The Compensation Committee determined that it was appropriate to set rigorous financial targets used to determine the cash incentive compensation awards in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company.

Long-term Incentives

Equity awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool, bridging annual base salary and incentive compensation payments to retirement and other end-of-service compensation benefits. Long-term incentives comprise a very important part of the Company’s executive compensation program.

Equity-based incentive awards are made pursuant to the Company’s 2009 Stock Option and Award Plan, as amended and restated in 2014. This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other share-based awards. The Company has historically only made awards in the form of non-qualified stock options and restricted stock, as these types of awards are most consistently used by the Company’s peer group and are thus deemed to provide the most competitive compensation element for long-term incentive compensation.

In 2014, the Company amended and restated the 2009 Stock Option and Award Plan to increase the number of plan shares available for award by 4,000,000. The stockholders approved the amended and restated plan at the 2014 Annual Meeting of Stockholders.

The Company believes annual grants that create an appropriate (i.e., market competitive) mix of compensation elements more directly and effectively align the interests of management with those of stockholders. Under the Company’s compensation philosophy, all grants of both non-qualified stock options and restricted stock awards vest in one-third increments on each of the first three anniversary dates of the grant date, which further serves to align this compensation program element with the interests of investors. The Compensation Committee reviews and adjusts annually the size and mix of award types. The named executive officers’ restricted stock awards are subject to performance-based restrictions, these awards are forfeited in their entirety if the performance measures for the relevant calendar year are not attained. To the extent that performance measures for the grants in a given year are attained, such grants are also subject to time-based restrictions, which lapse in one-third increments on each of the first three anniversaries of the applicable grant date.

The 2014 performance-based restricted stock awards to the named executive officers were subject to the same type of performance criteria as were the 2013 and prior year awards; they require the satisfaction of one of two performance measures, either 75% of the low-end target range of 2014 earnings per share from continuing operations, or the attainment of 90% of the 2014 net operating revenue low-end target range, both as projected in our earnings release in February 2014. These awards would have been forfeited in their entirety if neither target was attained, but since both targets were attained, the performance-based criteria were met and the awards’ time-based restrictions lapse in one-third increments on each of the first three anniversary dates of the grants.

In 2013, the Compensation Committee eliminated the use of stock options for long-term incentives. The restricted stock awards for 2013, which had been reduced in 2012, were adjusted to account for the elimination of stock options.

In January 2014, the Company acquired HMA with revenues from continuing operations of over $5.5 billion, increasing the Company’s revenue by over 40%. This transaction provided the Company with a unique opportunity to acquire a well-developed hospital system with 71 facilities spread across attractive, non-urban and suburban markets with a complementary geographic fit with the Company’s existing hospitals. Taking into account feedback from senior management, the Board believed that there was a significant opportunity to improve HMA’s operating performance by applying best practices, standardized systems and procedures and targeted achieving over $250 million of synergies in the first two years following the acquisition. The circumstance presented by the HMA acquisition was the type of unusual consideration that merited flexibility within the compensation policy. The Compensation Committee was faced with the need to balance the compensation program to ensure that unmet performance objectives do not result in unmerited compensation payouts, but also that executives would be rewarded when large-scale transformative changes occur, provided they are successful. The Compensation Committee, in consultation with the other independent members of the Board of Directors, felt that a uniquely designed financial incentive would be required to ensure the retention and continuity of the management team through the entire transition period after the completion of the HMA acquisition and to incentivize the management team in connection with the HMA transaction. After assessing various alternatives, which included one-time cash bonuses or salary increases to acknowledge the executives’ change in relative ranks within corporate peer groups or one-time equity grants, the Compensation Committee crafted a special, one-time equity grant of performance-based restricted stock awards (the HMA Synergy Awards), which are subject to the achievement of specific targeted levels of synergies in the first two years following the Company’s acquisition of HMA. The HMA Synergy Awards have both performance and time vesting components.

The terms of the HMA Synergy Awards are as follows:

•	If $80 million in synergies (the “2014 Synergy Target”) were attained in the first measurement period (February 1, 2014 through January 31, 2015), then the restrictions would lapse on one-third (1/3) of each award on the first anniversary of the grant date (i.e., March 1, 2015).

•	In 2014, the Company attained the 2014 Synergy Target and thus, the restrictions lapsed on one-third (1/3) of the award on March 1, 2015.

•	The remaining two-thirds (2/3) of the award will “carry over” until it is determined if the “Combined Synergy Target” (defined below) is attained.

•	There are two opportunity levels for the Combined Synergy Target:

•	First, if the synergies attained for the period from February 1, 2014 through January 31, 2016 total between $150 million and $200 million, then one half (1/2) of each award will be earned. The other one-half (1/2) of each award will be forfeited.

•	If the synergies attained for the period from February 1, 2014 through January 31, 2016 total $200 million or more, the full amount of each award will be earned.

•	In either case, the restrictions will lapse on the earned portion of the award related to the Combined Synergy Target (one half (1/2) of each award or the full award, in either case less the one-third (1/3) for which the restrictions previously lapsed for achievement of the 2014 Synergy Target), in equal one-half (1/2) increments on March 1, 2016 and March 1, 2017.

•	If neither component of the Combined Synergy Target is attained by January 31, 2016, the remaining two-thirds (2/3) of the award will be forfeited.

Benefits

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The named executive officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive additional benefits described below, which are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. These plans include the Supplemental Executive Retirement Plan (the “SERP”), the Supplemental 401(k) Plan and the Deferred Compensation Plan, each of which is a non-qualified plan under the IRC. The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

The provision of a retirement benefit is necessary to remain competitive with the Company’s peer group, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, while the Company’s stock ownership and the Board of Directors were controlled by affiliates of Forstmann Little & Co., the Company adopted the SERP for the benefit of our officers and key employees of our subsidiaries. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERP is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERP generally provides that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age (the “Social Security Benefit”).

For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Employees who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit. Generally, named executive officers receive one year of credited service for each year of actual service. In March 2004, the then Compensation Committee of the Board of Directors, in an effort to achieve peer pay equality using a mechanism that would also maximize retention, caused the SERP to be amended to credit both Mr. Smith and Mr. Cash with two years of service for each year of actual service. This change occurred at a time when the Company was controlled by affiliates of Forstmann Little & Co. (through the ownership of greater than 46,000,000 shares of the Company’s Common Stock) and all members of the Board of Directors and the Compensation Committee were nominated by Forstmann Little & Co. None of the Forstmann Little & Co. affiliates continued to serve on the Board of Directors or its committees following the sale of their position in the Company during 2004. In 2008, the Compensation Committee and the Board voted to amend the SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith and Mr. Cash have each received one year of credited service for each year of actual service; no additional years of service will be credited once the maximum (30 years) has been reached. In February 2014, the Compensation Committee noted that Ms. Seifert would be eligible for an early retirement benefit in

April 2014 and also that her retention was important to the success of the HMA merger integration and resolution of HMA’s pending legal matters. To induce Ms. Seifert to continue to serve as the Company’s Executive Vice President, Secretary and General Counsel, the Compensation Committee and the Board of directors caused the SERP to be amended to credit Ms. Seifert with two years and two months of service for each one year and one month of actual service starting January 1, 2014 until such time as Ms. Seifert reaches 25 years of credited service. Upon reaching 25 years of credited service, Ms. Seifert will be credited only with actual service.

In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment following such change in control. Upon such payment to all participants, the SERP will terminate.

The Company’s named executive officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. A separate supplemental 401(k) plan also exists, but employees are no longer eligible to contribute additional amounts to the non-qualified Supplemental 401(k) Plan. The individual asset balances remaining in this plan are eligible for investment earnings to the named executive officers and employees. These plans do not play a significant role in the Company’s executive compensation program. Effective since 2009, no Company contributions are made to the Deferred Compensation Plan and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.

Perquisites

The Company provides very little in the way of perquisites to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the peer group and other companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation and management of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below. In addition, named executive officers are taxed on the income attributable to their personal use of company aircraft based on Internal Revenue Service (“IRS”) guidelines and are not grossed up by the company.

Termination of Service and Severance Arrangements

The Company’s severance policy provides that the named executive officers are entitled to receive twenty-four (24) months of their base salary. In addition, upon a termination without cause, each of the named executive officers would be entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination (based on actual results, when determined) and under their restricted stock award agreements, the lapse schedule is fully accelerated. Upon termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for the named executive officers.

As described above, each of the named executive officers is party to a CIC Agreement, which provides benefits only upon both a change in control of the Company and qualifying termination of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her A&R CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting is fully accelerated for all grants under the Company’s 2000 Stock Option and Award Plan and the 2009 Stock Option and Award Plan as amended and restated in 2014.

Additional Executive Compensation Policies

Stock Ownership Policies

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the Company’s non-management directors and the following officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipends, as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Common Stock Owned
Chairman/Chief Executive Officer	5.0x
Non-Management Members of the Board of Directors	5.0x
Presidents/Executive Vice Presidents	3.0x
Division Presidents and Other Officers named in the Proxy	3.0x
Other Officers above Vice President	1.5x
Vice Presidents	1.0x

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of restricted stock awards and restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock issued and held as part of an executive’s or director’s long-term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems, Inc. stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate. All officers and directors were in compliance with the Stock Ownership Guidelines as of December 31, 2014.

Prohibition on Pledging and Speculative Stock Transactions

The Company considers it inappropriate for any director or executive officer to enter into speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors and executive officers from trading in any put or engaging in any short sale or other hedging transaction (including a short sale “against the box”) or equity swap of Company securities, or trading in any call or other derivative on Company securities. The insider trading policy also prohibits any director or executive officer from pledging Company securities, including holding such securities in a margin account.

Tax Considerations

Section 162(m) of the IRC limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other named executive officers. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” The Company aims to design the performance-based compensation paid to its named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. In this regard, the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to the Company’s named executive officers, and the Compensation Committee has approved and may approve payment of compensation that is outside the deductibility limitation of Section 162(m).

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the named executive officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2014, 2013 and 2012. This table is prepared in accordance with SEC regulations and does not reflect the actual value of any stock-based compensation that might be realized by any executive.

				Plan Based Awards		Non-equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
Name and Position	Year	Salary ($) (1)	Bonus ($) (1)	Restricted Stock Awards ($) (2)	Option Awards ($) (3)
Wayne T. Smith	2014	1,500,000	-	18,679,500	-	4,117,500	1,998,799	145,583	26,441,382
Chairman of the Board	2013	1,400,000	-	5,213,750	-	2,058,000	-	163,972	8,835,722
and Chief Executive Officer	2012	1,400,000	-	2,107,000	319,200	4,200,000	8,994,615	240,374	17,261,189

W. Larry Cash	2014	800,000	-	9,339,750	-	1,464,000	919,238	87,812	12,610,800
President of Financial Services and Chief Financial Officer	2013 2012	750,000 750,000	- -	2,085,500 842,800	- 198,200	735,000 1,500,000	410,992 4,111,870	68,341 100,258	4,049,833 7,503,128
David L. Miller	2014	700,000	-	6,226,500	-	1,255,100	139,523	41,324	8,362,447
President and	2013	612,000	50,000	1,042,750	-	446,760	166,309	27,303	2,345,122
Chief Operating Officer	2012	612,000	-	421,400	79,280	810,900	1,896,990	43,628	3,864,198

William S. Hussey	2014	650,000	70,000	1,867,950	-	913,250	259,983	42,246	3,803,429
President -	2013	612,000	-	1,042,750	-	569,160	325,099	28,819	2,577,828
Division Operations	2012	612,000	-	421,400	79,280	709,920	1,212,405	30,540	3,065,545
Rachel A. Seifert	2014	600,000	100,000	3,528,350	-	813,000	533,899	28,229	5,603,478
Executive Vice President -	2013	525,020	35,000	1,042,750	-	354,914	434,128	16,932	2,408,744
Secretary and General Counsel	2012	525,015	5,000	421,400	158,025	708,770	1,320,895	31,374	3,170,479

(1)	Amounts represent cash-based salary and bonus compensation before any deferrals under the Company’s deferred compensation plans. Total cash-based compensation for the year ended December 31, 2014 was as follows: Mr. Smith, $5,617,500; Mr. Cash, $2,264,000; Mr. Miller, $1,955,100; Mr. Hussey, $1,633,250; and Ms. Seifert, $1,513,000.

(2)	The dollar amounts shown in this column represent the fair value of restricted shares on their respective grant dates: March 1, 2014 ($41.51) per share; February 27, 2013 ($41.71) per share; and February 16, 2012 ($21.07 per share). The grant date fair value of restricted shares included in the table above is based on a 100 percent probability of meeting the performance conditions. The grant date fair value was computed in accordance with ASC 718. The market value for the restricted stock awards on their respective first vesting dates were as follows: $48.52 per share on March 1, 2015 for awards granted on March 1, 2014; $42.25 per share on February 27, 2014 for awards granted on February 27, 2013; and $42.29 per share on February 16, 2013 for awards granted on February 16, 2012.

(3)	The dollar amounts shown in this column represent the fair value of stock options granted on February 16, 2012. No options were granted in 2013 or 2014. The grant date fair value was computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 of the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2015 for the year ended December 31, 2014.

(4)	Amounts represent the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. In contrast to the results from last year, the present value of SERP benefits increased at December 31, 2014 as compared to December 31, 2013 for several participants primarily due to increases in compensation. Overall 2014 compensation was higher than 2013 as some SERP participants changed roles during the year, and thus received significant pay increases. This change in pay increased the Final Average Earnings used to calculate SERP benefits (highest 3 out of the last 5 years earnings), thus increasing the December 31, 2014 benefits. Additionally, pursuant to their 2014 “Eligible Participant” elections, the December 31, 2014 values for Mr. Smith and Mr. Cash are calculated as their July 31, 2014 lump sum values increased with interest credited at 2.26% per annum, which represents the July 2012 through June 2014 24-month average of 10-Year Treasury bond yields. From December 31, 2012 to December 31, 2013, the change in SERP value for Mr. Smith was ($1,350,000). Since the total net change from plans may not decrease the value of other compensation in the summary compensation table, the net total change for Mr. Smith in the table for 2013 is reported as $0. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2014, 2013 or 2012.

(5)	All Other Compensation for the year ended December 31, 2014 consists of the following:

Name	Long-Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Corporate Aircraft ($)	Membership/ Dues ($)
Wayne T. Smith	4,450	7,800	57,876	69,973	5,484
W. Larry Cash	4,450	7,800	17,858	57,704	-
David L. Miller	4,450	7,800	29,074	-	-
William S. Hussey	4,450	7,800	29,996	-	-
Rachel A. Seifert	2,625	7,800	10,062	7,742	-

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted under the 2009 Stock Option and Award Plan, as amended and restated in 2014, including the grant date fair value of these awards, and the range of potential payments under the 2004 Employee Performance Incentive Plan for the named executive officers for the year ended December 31, 2014. There can be no assurance that the grant date fair value of restricted stock awards will ever be realized.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units ($)	All Other Option Awards: Number of Securities Underlying Options ($)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Wayne T. Smith	-		-	3,975,000	4,350,000	-	-	-	-	-	-	-
	3/1/2014	(1)	-	-	-	-	150,000	150,000	-	-	-	6,226,500
	3/1/2014	(2)	-	-	-	-	300,000	300,000	-	-	-	12,453,000

W. Larry Cash	-		-	1,320,000	1,520,000	-	-	-	-	-	-	-
	3/1/2014	(1)	-	-	-	-	75,000	75,000	-	-	-	3,113,250
	3/1/2014	(2)	-	-	-	-	150,000	150,000	-	-	-	6,226,500

David L. Miller	-		-	1,155,000	1,400,000	-	-	-	-	-	-	-
	3/1/2014	(1)	-	-	-	-	50,000	50,000	-	-	-	2,075,500
	3/1/2014	(2)	-	-	-	-	100,000	100,000	-	-	-	4,151,000

William S. Hussey	-		-	845,000	975,000	-	-	-	-	-	-	-
	3/1/2014	(1)	-	-	-	-	25,000	25,000	-	-	-	1,037,750
	3/1/2014	(2)	-	-	-	-	20,000	20,000	-	-	-	830,200

Rachel A. Seifert	-		-	660,000	900,000	-	-	-	-	-	-	-
	3/1/2014	(1)	-	-	-	-	35,000	35,000	-	-	-	1,452,850
	3/1/2014	(2)	-	-	-	-	50,000	50,000	-	-	-	2,075,500

(1)	With respect to this March 1, 2014 grant of restricted stock, the performance measure was the achievement of 90% of the low end of the range of projected net revenues for 2014 as stated in the Company’s February 2014 earnings release. Since the performance criteria were met, the awards time-based restrictions will now lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(2)	With respect to this March 1, 2014 grant of HMA Synergy Award restricted stock, the performance measure was determined based on the Company meeting certain cost savings (“synergies”) from the HMA merger transaction. The Company has achieved the synergies from the HMA merger transaction that were required to be achieved during the first year following the merger transaction, and, accordingly, 1/3 of the performance based restricted shares awarded have been earned and the restrictions on such shares have lapsed. The remaining 2/3 of the performance based restricted shares awarded in conjunction with the completion of the HMA merger transaction will remain subject to the two-year performance target, which may be met in whole or in part in the second year following the grant. There is also a time vesting element to the maximum targets of the award. If the objectives are not met, the shares will be forfeited. These awards are discussed in more detail beginning on page 37 of this Proxy Statement.

(3)	Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2014 fiscal year. The grant date fair value of each restricted share is $41.51, which was the closing market value of the shares of our Common Stock on March 1, 2014, the date of grant. The closing market value of the shares of our Common Stock at December 31, 2014 was $53.92.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable and unvested restricted stock awards as of December 31, 2014 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Wayne T. Smith	200,000	-	-	$32.2800	2/26/2018
	50,000	-	-	$18.1800	2/24/2019
	50,000	-	-	$33.9000	2/23/2020
	50,000	-	-	$37.9600	2/22/2021
	26,666	13,334	-	$21.0700	2/15/2022	116,952	6,306,052	450,000	24,264,000
W. Larry Cash	200,000	-	-	$40.4100	7/24/2015
	60,000	-	-	$32.2800	2/26/2018
	20,000	-	-	$18.1800	2/24/2019
	25,000	-	-	$33.9000	2/23/2020
	25,000	-	-	$37.9600	2/22/2021
	13,333	6,667	-	$21.0700	2/15/2022	46,782	2,522,485	225,000	12,132,000
David L. Miller	10,000	-	-	$37.9600	2/22/2021
	5,333	2,667	-	$21.0700	2/15/2022	23,391	1,261,243	150,000	8,088,000

William S. Hussey	20,000	-	-	$32.2800	2/26/2018
	10,000	-	-	$33.9000	2/23/2020
	10,000	-	-	$37.9600	2/22/2021
	5,333	2,667	-	$21.0700	2/15/2022	23,391	1,261,243	45,000	2,426,400
Rachel A. Seifert	10,000	-	-	$32.2800	2/26/2018
	7,500	-	-	$18.1800	2/23/2020
	7,500	-	-	$33.9000	2/23/2020
	7,500	-	-	$37.9600	2/22/2021
	5,000	2,500	-	$21.0700	2/15/2022	23,391	1,261,243	85,000	4,583,200

(1)	These options were fully vested as of December 31, 2014.

(2)	Stock options in this column with an expiration date of February 15, 2022 vested on February 16, 2015.

(3)	The dollar value in the table above represents the market value of shares of the Company’s Common Stock on December 31, 2014 ($53.92 per share) and consists of unvested awards from the following grants set forth in the table below.

		Unvested Restricted
Name	Date Granted	Shares

Wayne Smith	2/16/2012	33,334
	12/28/2012	284
	2/27/2013	83,334
	3/1/2014	450,000

W. Larry Cash	2/16/2012	13,334
	12/28/2012	114
	2/27/2013	33,334
	3/1/2014	225,000

David L. Miller	2/16/2012	6,667
	12/28/2012	57
	2/27/2013	16,667
	3/1/2014	150,000

William S Hussey	2/16/2012	6,667
	12/28/2012	57
	2/27/2013	16,667
	3/1/2014	45,000

Rachel A. Seifert	2/16/2012	6,667
	12/28/2012	57
	2/27/2013	16,667
	3/1/2014	85,000

Vesting for the HMA Synergy Award is determined based on achievement of the defined synergy targets during the first and second year after the acquisition. Further discussion of the levels of earning and vesting in those awards is included in the executive compensation discussion and analysis beginning on page 37. Vesting for all other awards occurred or will occur, subject to the terms of the 2009 Stock Option and Award Plan, as amended and restated in 2014, in one-third increments on each of the first three (3) anniversaries of the dates of grants for grants on February 16, 2012, February 27, 2013 and March 1, 2014. Awards dated December 28, 2012, related to a dividend payment made on that date, have the same vesting schedule as the awards granted on February 16, 2012. The market values set forth in the table above assume all applicable performance and all vesting criteria will be met.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the named executive officers along with the number of stock awards that vested during the year ended December 31, 2014.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
Wayne T. Smith	600,000	6,918,947	142,499	5,961,093
W. Larry Cash	60,000	829,061	56,999	2,384,412
David L. Miller	100,000	1,248,051	28,501	1,192,269
William S. Hussey	110,000	608,207	28,501	1,192,269
Rachel A. Seifert	27,500	327,433	26,820	1,121,852

(1)	The value realized upon exercise is based on the difference between the market price of our common stock and the option exercise price on the date of option exercise, as applicable.

(2)	The value realized upon vesting is based on the number of shares vesting multiplied by the closing price of our common stock on the date the award vested.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2014, including the number of years of service credited to each such named executive officer. Under the Company’s SERP, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in Note 10 of the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2015.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or a (ii) percentage equal to 2% multiplied by the participant’s years of service.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wayne T. Smith	SERP	30.00	44,280,041	-
W. Larry Cash	SERP	29.33	18,907,953	-
David L. Miller	SERP	17.08	6,514,954	-
William S. Hussey	SERP	11.58	4,332,358	-
Rachel A. Seifert	SERP	17.92	4,268,393	-

(1)	Named executive officers receive one year of credited service for each year of actual service. As discussed further in “Retirement and Defined Compensation Benefits” on page 39 of this Proxy Statement, under the SERP, both Mr. Smith and Mr. Cash were formerly credited with two years of service for each year of actual service. This component of the SERP was adopted by the Compensation Committee in March 2004, while the Company’s stock ownership and Board of Directors were controlled by affiliates of Forstmann Little & Co.

In 2008, the Compensation Committee and the Board voted to amend the SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith and Mr. Cash have each received one year of credited service for each year of actual service; no additional service will be credited once the maximum (30 years) has been reached. In February, 2014, the Compensation Committee noted that Ms. Seifert would be eligible for an early retirement benefit in April 2014 and also that her retention was important to the success of the HMA merger integration and resolution of HMA’s pending legal matters. To induce Ms. Seifert to continue to serve as the Company’s Executive Vice President, Secretary and General Counsel, the Compensation Committee and the Board of Directors caused the SERP to be amended to credit Ms. Seifert with two years and two months of service for each one year and one month of actual service starting January 1, 2014 until such time as Ms. Seifert reaches 25 years of credited service. Upon reaching 25 years of credited service, Ms. Seifert will be credited only with actual service. Mr. Smith, having reached his maximum number of years of credited service and Mr. Cash, having reached his approximate maximum number of years of credited service, have elected in accordance with the plan provisions to have their benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Messrs. Smith and Cash will earn no additional service credit.

Non-qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. The participants may select their investment funds in the plan in which their accounts are deemed to be invested. Beginning in 2009, the Company no longer contributes to this plan. Company contributions made over such time are now fully vested.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no earlier than 10 days and no later than 45 days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Wayne T. Smith	-	459,810	-	7,532,614
W. Larry Cash	-	111,641	-	1,786,920
David L. Miller	-	15,446	-	213,698
William S. Hussey	113,832	34,700	-	1,402,711
Rachel A. Seifert	120,001	92,316	-	1,492,151

(1)	Contributions from 2014 salary. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Investment earnings for 2014.

(3)	Plan Balance as of December 31, 2014.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current named executive officers upon termination of employment or a change in control. These amounts are the incremental or enhanced amounts that a named executive officer would receive that are in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2014. The closing price of the Company’s Common Stock was $53.92 on that date.

Named Executive Officer	Cash Severance ($)	Acceleration of Options ($)	Acceleration of Restricted Stock ($)	Retirement Benefit— SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total $
Wayne T. Smith
Voluntary termination	-	-	-	44,280,041	-	-	-	44,280,041
Involuntary Termination	7,200,000	438,022	30,570,052	44,280,041	-	-	-	82,488,115
Change in control of the company	17,100,000	438,022	30,570,052	44,280,041	27,125	25,000	-	92,440,240

W. Larry Cash
Voluntary termination	-	-	-	18,907,953	-	-	-	18,907,953
Involuntary Termination	3,100,000	219,011	14,654,485	18,907,953	-	-	-	36,881,449
Change in control of the company	6,900,000	219,011	14,654,485	18,907,953	27,125	25,000	-	40,733,574

David L. Miller
Voluntary termination	-	-	-	6,616,769	-	-	-	6,616,769
Involuntary Termination	2,655,100	87,611	9,349,243	6,616,769	-	-	-	18,708,723
Change in control of the company	5,685,300	87,611	9,349,243	7,990,514	27,125	25,000	4,166,690	27,331,483

William S. Hussey
Voluntary termination	-	-	-	4,400,064	-	-	-	4,400,064
Involuntary Termination	2,213,250	87,611	3,687,643	4,400,064	-	-	-	10,388,568
Change in control of the company	4,689,750	87,611	3,687,643	5,751,038	27,125	25,000	-	14,268,167

Rachel A. Seifert
Voluntary termination	-	-	-	6,230,351	-	-	-	6,230,351
Involuntary Termination	2,013,000	82,125	5,844,443	6,230,351	-	-	-	14,169,919
Change in control of the company	4,239,000	82,125	5,844,443	10,441,444	15,758	25,000	4,429,207	25,076,977

Below is a discussion of the estimated payments and/or benefits under four events:

1.	Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2.	Retirement, as defined in the various plans and agreements.

3.	Involuntary Termination, which includes a termination other than for cause, but does not include a termination related to a change in control of the Company.

4.	Change in Control of the Company, as defined in the CIC Agreements previously described in the “Employment Contracts; Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.

Voluntary Termination.  No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement.  No severance amounts are payable upon retirement.

Involuntary Termination.  The named executive officers would receive two (2) times the sum of the base salary and the higher of the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the named executive officers’ termination occurs.

Change in Control of the Company.  In the event of both a change in control of the Company and certain qualifying terminations of employment, the named executive officers would receive three (3) times the sum of the base salary and three (3) times the sum of the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which change in control occurs.

Equity-Incentive Plan Awards

Each named executive officer has outstanding long-term incentive awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination.  If a named executive officer voluntarily terminates his employment prior to being eligible for retirement, or the Company terminates his employment for cause, his unvested restricted stock and unvested stock options will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement. Upon retirement, unvested stock options would be forfeited.

Involuntary Termination.  If a named executive officer is terminated by the Company for any reason other than for cause, his unvested stock options will be forfeited, but his performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines that the performance objective has been obtained. If attained, then the restrictions on the entire award shall lapse on the first anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award shall lapse immediately). If the performance objective is not attained, the award shall be forfeited in its entirety. The value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table.

Change in Control of the Company.  The value of in-the-money unvested stock options that would become fully vested for each of the named executive officers and the value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table.

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the SERP for each described scenario.

Voluntary Termination.  In the case of voluntary termination, the lump sum value of payments to each of the named executive officers is presented in the above table.

Retirement. In the case of retirement, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Involuntary Termination.  In the case of involuntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Change in Control of the Company.  In the case of change in control of the company, the lump sum value of payments to each of the named executive officers is presented in the above table.

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2014 for a term of 36 months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.

Excise Tax Gross-Up

In the event of a change in control of the Company, the value of the “gross-up” payments to offset any excise tax imposed by Section 4999 of the IRC for each of the named executive officers is presented in the above table.

Equity Compensation Plan Information

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2014:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options warrants and rights (b)	Available for future issuance under equity compensations plans (excluding securities reflected in column (a)) (c) (2)
Equity Compensation plans approved by security holders	1,953,727	$32.94	5,094,012

Equity Compensation plans not approved by security holders	-	-	-

Total	1,953,727	$32.94	5,094,012

(1) Represents shares of our Common Stock to be issued upon the exercise of outstanding stock options granted under the 2009 Plan as of December 31, 2014.

(2) Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the 2009 Stock Option and Awards Plan, as amended and restated in 2014, of 5,094,012 shares. The number of shares shown does not reflect grants made subsequent to December 31, 2014. The number of shares available for future issuance under equity compensation plans following the grants of March 1, 2015 was 3,192,176. Awards granted in the form of restricted stock (including restricted stock units), performance awards (including shares issued in respect to performance awards) and other awards that are granted in the 2009 Stock Option and Award Plan, as amended and restated in 2014, as “full-value awards” shall reduce the number of shares that may be the subject to Options and Awards under the plan by 1.52 shares for each share subject to an award.

2015 Compensation

On February 27, 2015, the Company filed a Current Report on Form 8-K that reported the base salaries, incentive cash compensation opportunities (which was unchanged for each of our NEO’s with respect to performance metrics and corresponding percentage bonus opportunity and includes a 20% TSR component for Messrs. Smith and Cash) and stock awards (performance-based restricted stock) for our named executive officers for 2015.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

H. Mitchell Watson, Jr., Chair

John A. Clerico

Julia B. North

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2014	2013
	(in thousands)
Audit Fees (a)	$8,578	$4,990
Audit-Related Fees (b)	1,161	1,969
Tax Fees (c)	868	369
Other fees (d)	1,889	1,786

Total	$12,496	$9,114

(a)	Audit Fees: Fees for audit services billed in 2014 and 2013 consisted of fees paid in connection with services provided with respect to:

•	the audit of the Company’s annual consolidated financial statements (including the attestation report on management’s assessment of internal control over financial reporting) the scope of which increased in 2014 with the acquisition of HMA;

•	reviews of the Company’s quarterly consolidated financial statements;

(b)	Audit-Related Fees: Fees for audit-related services billed in 2014 and 2013 consisted of fees paid in connection with services provided with respect to:

•	statutory and regulatory audits;

•	consents and other services related to SEC matters;

•	consents and comfort letter procedures related to refinancing transactions;

•	due diligence associated with acquisitions;

•	financial accounting and reporting consultations;

•	employee benefit plan audits;

•	agreed-upon procedures engagements; and

•	other non-recurring separate opinion audit procedures.

(c)	Tax Fees: Fees for tax services billed in 2014 and 2013 consisted of:

•	fees for tax compliance services totaled $224,000 and $215,000 in 2014 and 2013, respectively. Tax compliance services constituted services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

(i)	federal, state and local income tax return assistance;

(ii)	sales and use, property and other tax return assistance; and

(iii)	assistance with tax audits and appeals.

•	fees for tax planning and advice services totaled $644,000 in 2014 and $154,000 in 2013. Tax planning and advice constituted services rendered with respect to proposed transactions or that may impact the structuring of a transaction.

(d)	Other Fees:

•	fees for various consulting services totaled $1,888,800 for 2014 and $1,786,000 for 2013. In 2014, such permissible services consisted of advice and recommendations relative to ICD-10 preparedness and certain litigation support services performed at the request of Company legal counsel. For 2013 such permissible services consisted primarily of providing advice and recommendations to the Company in the initial phases of its projects to identify potential operating efficiencies.

The Audit and Compliance Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm. One hundred percent of all audit and non-audit services performed by the independent registered public accounting firm during 2014 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company’s policy does not permit the retroactive approval for “de minimus non-audit services.”

Required Vote

The Audit and Compliance Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Each of the following stockholder proposals will be voted on at our annual meeting if properly presented by or on behalf of the stockholder proponents. Some of the stockholder proposals contain assertions about our Company or otherwise that we believe are incorrect. We have not attempted to refute all of these inaccuracies. Share holdings and addresses of the various stockholder proponents will be supplied promptly upon oral or written request to the Corporate Secretary.

PROPOSAL 4 — STOCKHOLDER PROPOSAL REGARDING THE AMENDMENT TO THE COMPANY’S CLAWBACK POLICY

The UAW Retiree Medical Benefits Trust has notified the Company that it intends to present the following proposal at this year’s Annual Meeting:

RESOLVED, that shareholders of Community Health Systems, Inc. (“CHS”) urge the Compensation Committee of the Board of Directors (the “Committee”) to amend CHS’s clawback policy to provide that the Committee will (a) review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a material violation of law or CHS policy that causes significant financial or reputational harm to CHS, and (ii) the senior executive committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and (b) disclose the circumstances of any recoupment if (i) required by law or regulation or (ii) the Committee determines that disclosure is in the best interests of CHS and its shareholders.

“Recoupment” is (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted over which CHS retains control. These amendments should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.

PROPONENT’S SUPPORTING STATEMENT:

CHS has settled government healthcare fraud charges related to its billing practices twice in the past 14 years. In 2000, CHS agreed to pay $31 million and entered into a Corporate Compliance Agreement. In 2014, CHS settled claims by paying $98 million and consenting to a Corporate Integrity Agreement, which requires CHS to improve its compliance systems.

As long-term shareholders, we believe that compensation policies should promote sustainable value creation. We agree with former GE general counsel Ben Heineman Jr. that recoupment policies with business-related misconduct triggers are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http://blogs.law.harvard.edu/corpgov/2010/08/13/making-sense-out-of-clawbacks/).

CHS has adopted a policy allowing recoupment of certain incentive pay from a corporate officer whose fraud resulted in a restatement of financial results, taking into account, among other things, whether the incentive award would have been lower absent the fraud. In our view, providing for recoupment only for accounting and financial reporting misconduct is too narrow. We believe that recoupment is an important remedy for other kinds of misconduct, which do not cause a restatement but may harm CHS’s reputation and prospects. As well, it may be appropriate to hold accountable a senior executive who did not commit misconduct but who failed in his or her management or monitoring responsibility. Our proposal gives the Committee discretion to decide whether recoupment is appropriate in particular circumstances.

Finally, shareholders cannot monitor enforcement without disclosure. We are sensitive to privacy concerns and urge CHS’s revised policy to provide for disclosure that does not violate privacy expectations (subject to laws requiring fuller disclosure).

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL 4:

Our Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

This proposal is unnecessary because the Company already has a clawback policy in place. The Board is dedicated to maintaining and enhancing a culture that is focused on integrity and accountability. It is for this reason that the Board adopted a clawback policy in 2009 (earlier than many other public companies) regarding recoupment of performance-based cash, stock or equity-based awards paid or granted to the Company’s elected officers, or gains realized (such as through the exercise of stock options or sale of equity securities) in the event of an accounting restatement. This policy is described in our Compensation Discussion and Analysis on page 26 of this Proxy Statement. The Board believes that the Company’s current compensation structure and tools for recouping employee compensation strike an appropriate balance to motivate the Company’s executives to deliver long-term results, while at the same time discouraging inappropriate behavior.

Additionally, none of our executives have employment agreements and would forfeit rights to unvested equity and other forms of incentive compensation in the event they are terminated for cause.

Our commitment to accurate financial reporting and encouraging ethical and appropriate behavior by our employees is reflected not only in our clawback policy but also in our Code of Conduct and other policies and procedures. Our Code of Conduct requires all employees, to the best of their knowledge and ability, to comply with all laws and to provide accurate, complete, timely and understandable disclosure and reporting of Company information, including with respect to the Company’s financial results and financial condition, and to proactively promote ethical behavior in the preparation and maintenance of the Company’s books and accounts and financial records. Our Code of Conduct further requires that all accounts and financial records be maintained strictly in accordance with the Company’s financial policies and procedures. All of our employees are required to annually certify their adherence to the Code of Conduct and violations of the Code of Conduct or the organization’s compliance policies is subject to the Company’s disciplinary procedures. As specified in the Code of Conduct, disciplinary action that may be taken in response to violations of the Code of Conduct includes, but is not limited to, informal counseling, verbal and/or written warnings, investigative or disciplinary suspension, probation, demotion, incentive compensation withholding and/or termination.

The proposed amendments to our clawback policy set forth in the stockholder proposal are overbroad and unduly vague. The proposed amendments allow for potential recoupment in the event that certain misconduct causes “significant financial or reputational harm,” thus allowing for recoupment not only if there is “significant financial . . .harm,” but also allowing for potential recoupment when there is “significant . . . reputational harm” even in circumstances where there is no apparent adverse financial impact on the Company. It is unclear to our Board what events would constitute “significant financial or reputational harm” to the Company under the proposed amendments. In contrast, our current clawback policy, like the clawback policies of many public companies, is only triggered in the event that there is a restatement of our financial statements. This objective standard in our current clawback policy provides clarity to our executives who are subject to this policy regarding the circumstances under which there may be potential recoupment as well as to our Board in administering this policy. The lack of clarity regarding what events might cause significant financial or reputational harm to the Company is further exacerbated when considered in conjunction with the fact that, under the proposed amendments, an executive could be subject to a clawback even if he or she did not commit the misconduct as long as he or she “failed in his or her responsibility to manage or monitor conduct or risks” (vague terms in their own right). The Board believes that the proposal attempts to rewrite our clawback policy in a manner that would upset the balanced approach carefully developed by the Board after due deliberation and taking into account, among other considerations, our existing Code of Conduct and other policies and procedures. In summary, we believe the proposed amendments to our clawback policy would allow for potential recoupment in a broader array of circumstances than we believe appropriate or customary among public companies that have adopted clawback policies (particularly in light of not requiring any financial restatement or even requiring any financial detriment to the company before a potential clawback is triggered), and are unduly subjective and would be difficult to administer.

We do not believe that it is necessary or appropriate to address disclosure of recoupment within a clawback policy, as requested in the proposed amendment. We are already required by SEC disclosure requirements to disclose in our annual proxy statement when any compensation has been recouped, and the amount recouped, from our NEOs. Moreover, where necessary to an understanding of our compensation policies and compensation decisions regarding the NEOs, we already must disclose in our annual proxy statement the reasons for the recoupment and how we determined the amount to be recovered.

In addition, while the proposed amendment to the clawback policy by its terms may only require disclosure (if not otherwise required by law or regulation) if the Board determines that disclosure is in the best interests of CHS and its shareholders, we believe that the inclusion of such a disclosure provision would put undue pressure on our Board as a matter of practice to disclose any recoupment when other important factors may weigh against such disclosure, thus creating an additional and unnecessary disclosure paradigm for the Board to navigate in these circumstances. We believe that decisions to disclose information of this nature, taking into account applicable legal requirements, the desire of investors to receive information, confidentiality and commercial considerations, and other matters, are properly made by the Board on a case-by-case basis exercising judgment and discretion with respect to the disclosure of potentially sensitive information. Thus, we do not believe that it is advisable to address disclosure of recoupment within a clawback policy.

In addition to our current policies and procedures, there are existing and pending legal requirements that address recoupment. As noted in greater detail above in the “Compensation ‘Clawback Policy’” section of the Compensation Discussion and Analysis in this Proxy Statement, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our CEO and CFO if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct. In addition, the SEC is required under Section 954 of the Dodd-Frank Act to adopt rules that will require every exchange-listed company to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event the company is required to restate its financials as a result of material noncompliance with reporting requirements. When final rules under the Dodd-Frank Act are adopted, we expect to revise our existing clawback policy as necessary to comply and make any other enhancements we believe appropriate at such time in light of these final SEC rules.

Finally, we believe that the references in the proponent’s supporting statement to certain settlement agreements entered into in 2000 (relating to pre-IPO events) and 2014 are irrelevant to the consideration of this proposal. The Company strongly denies any potential implication that such settlements may have been the result of misconduct or failure of oversight on the part of any of the Company’s executives.

For the foregoing reasons, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S CLAWBACK POLICY DESCRIBED IN PROPOSAL 4.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER PROXY ACCESS

Denise L. Nappier, State Treasurer of the State of Connecticut, as principal fiduciary of the Connecticut Retirement Plans and Trust Funds (CPRTF), has notified the Company that it intends to present the following proposal at this year’s Annual Meeting:

RESOLVED: Shareholders of Community Health Systems, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” by-law. Such a by-law shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This by-law, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

(a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

(b)	give the Company, within the time period identified in its by-laws, written notice of the information required by the by-laws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

(c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the by-law and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

PROPONENT’S SUPPORTING STATEMENT:

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed by-law terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar by-laws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL 5:

Our Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

Proxy access is a procedure designed to facilitate company-financed proxy contests in director elections, pitting the Board’s nominees against one or more proxy access candidates nominated by a stockholder to be included in the Company’s proxy statement. The Board recommends that you vote against this proposal because it ignores the effective voice stockholders already have and our proactive stockholder engagement efforts, undercuts the critical role of the independent Governance and Nominating Committee, and would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process.

This proposal advances a solution for a problem that does not exist at our Company, as the Company’s current corporate governance policies and practices provide stockholders with the ability to effectively express their views and participate meaningfully in director elections, and ensure that the Board of Directors is accountable to stockholders. For example,

•	All of our directors are elected annually;

•	Directors are elected by a majority vote standard;

•	Independent directors comprise a super-majority of the Board;

•	Stockholders are able to act by written consent in accordance with our By-laws;

•	Stockholders are able to:

-	Communicate directly with any director, including our independent directors, as discussed under “General Information – How may I contact the non-management members of the Board of Directors?” above;

-	Propose director nominees to the Governance and Nominating Committee; and

-	Directly submit nominations of director candidates at our annual meetings, subject to the conditions set forth in our By-laws;

•	We have no supermajority stockholder voting requirements in our Certificate of Incorporation or By-laws;

•	We do not have a “poison pill;”

•	Our commitment to best corporate governance practices is reflected in our positive Institutional Shareholder Services (ISS) QuickScore ratings, which are designed to identify governance risk on a comparative basis of companies (like the Company) included in the Russell 3000 index. In this regard, as of March 1, 2015, we had an overall QuickScore rating of “1” as well as Board Structure and Shareholder Rights ratings of “1”, each of which reflects the lowest level of governance risk on the 1-10 scale utilized by ISS in the QuickScore ratings methodology; and

•	We are committed to fostering open and honest dialogue with our stockholders, and have a robust stockholder engagement program (including with respect to compensation matters). Each year we interact with our stockholders through a variety of engagement activities, and in 2014, our key stockholder engagement activities included our participation in five investor road shows, attendance at 17 investor conferences, and the hosting of 12 large group investor and prospective investor meetings at our corporate offices.

The proposal would undermine the important role of the independent Governance and Nominating Committee. Allowing stockholders to nominate competing candidates for director in our proxy statement would seriously undercut the role of the independent Governance and Nominating Committee and our Board in one of the most crucial elements of corporate governance, the election of directors. An effective board of directors is composed of individuals with a diverse and complementary blend of experiences, skills and perspectives. Our independent Governance and Nominating Committee and our Board of Directors are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all stockholders, not just those with special interests.

•	The Governance and Nominating Committee, which is comprised of independent, non-management directors who owe fiduciary duties to act in the best interests of all stockholders, has developed criteria and a process for identifying and recommending director candidates for election by our stockholders, which are described in the charter of the Governance and Nominating Committee and discussed above under “General Information.”

•	As part of this process, stockholders can recommend prospective director candidates for the Governance and Nominating Committee’s consideration. No stockholders have recommended prospective director candidates through this process to date, which we believe reflects the confidence of our stockholders in the nomination process of the Governance and Nominating Committee outlined above. However, any nominee proposed by stockholders for the Committee’s consideration through this process would be evaluated and considered in the same manner as a nominee recommended by a Board member, management, search firm or other source.

This process is carefully designed to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board. The Governance and Nominating Committee also carefully reviews and considers the independence of potential nominees, which for the Company is a complex undertaking in light of the broad scope of the Company’s business and the resulting risk that nominees, their family members or affiliated entities may do business with the Company. Stockholders already have a voice in this process and the ability to nominate potential directors for consideration by the Committee. Through this process, we believe that our Governance and Nominating Committee and Board achieve the optimal balance of directors and best serve the Company and all of our stockholders.

This proxy access proposal would potentially enable a holder, or a group of holders, with ownership of as little as 3% of our outstanding shares to completely bypass this process by placing directly into nomination candidates who may fail to meet the qualifications established by the Board, fail to contribute to the desired mix of perspectives, or fail to represent the interests of stockholders as a whole. In addition, because this proposal, if implemented, would allow a constantly shifting alignment of stockholders that have held shares for the requisite three-year period to aggregate their shares to reach this 3% threshold, we would be limited, as a practical matter, to be able to even identify or engage shareholders who might be part of this group and potentially address any concerns they may have.

The proposal could have a number of other significant adverse consequences. In addition to proxy access being unnecessary, the Board believes that proxy access as proposed in this stockholder proposal could have a number of significant adverse consequences and harm our Company and stockholders by:

•	Creating an Uneven Playing Field and Increasing Company Costs. In the absence of proxy access, the playing field is level, in that a stockholder seeking to elect its own nominee to the Board outside of the process of the Governance and Nominating Committee outlined above would, like the Company, need to undertake the expense of preparing proxy materials and soliciting proxies on its nominee’s behalf. We see little reason why a stockholder owning 3% or more of the outstanding shares of the Company (which as of the record date would constitute over $188 million worth of shares) should not, if the stockholder has a legitimate interest in having representation on the Board, bear the expense of preparing proxy materials and soliciting proxies. Moreover, in a contested election resulting from proxy access, we would likely feel compelled to undertake an additional and potentially expensive campaign in support of Board-nominated candidates and inform stockholders of the reasons why we believe the Board-nominated candidates rather than the stockholder nominee(s) should be elected. In this regard, the United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule because it determined that the SEC failed to adequately assess the economic effects of the rule, including the expense and distraction that contested director elections arising out of proxy access would entail.

•	Increasing the Influence of Special Interest Groups. Proxy access creates the potential for a stockholder with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all stockholders or to extract concessions from the Company related to that stockholder’s special interests, thereby creating the risk of politicizing the Board election process at virtually no cost to the proponent.

•	Encouraging Short-Termism. With proxy access, contested director elections could become routine. The Board believes that the potential for frequent contested elections arising from proxy access would not only be highly distracting to the Board and management, but could also encourage a short-term focus with respect to the management of the business that would not be in the long-term interests of our stockholders.

•

Disrupting Board Operations. Frequent contested director elections arising out of proxy access could also disrupt our Board operations and dynamics in various ways. Abrupt changes in the composition of our Board arising out of proxy access could disrupt continuity on our Board in a manner that could interfere with our ability to develop, refine, monitor and execute our long-term strategic and business plans. In addition, the election of stockholder-nominated directors through proxy access could create factions on the Board, leading to dissension and delay, and thereby potentially preclude the Board’s ability to function effectively and serve the best interests of all our stockholders. Finally, the potential for frequent contested elections arising out of proxy access could hinder collegiality among our Board members by creating the potential for our Board members to be pitted against one another in contested director elections on a regular basis where there would be more nominees up for election than available director positions.

•	Discouraging Highly Qualified Director Candidates from Serving. Under the current process overseen by the Governance and Nominating Committee, we have a well-functioning team of directors with a diverse range of expertise and experience. However, the prospect of routinely standing for election in a contested situation may deter highly qualified individuals from Board service. Moreover, the prospect of perennial contested elections may cause incumbent directors to become excessively risk adverse, thereby impairing their ability to provide sound and prudent guidance with respect to our operations and interests.

The Board believes that the current measures the Company employs for the nomination and election of directors, as well as the Company’s stockholder engagement program, have led to a Board that is responsive to stockholder input and promotes a strategy of long-term value creation. While our Board strives to implement corporate governance best practices when appropriate, our Board believes that proxy access would be unnecessary and counterproductive for the Company. Moreover, our Board believes that proxy access could disrupt the functioning of our Board and adversely affect the implementation of our long-term strategy. Finally, while proxy access has been the subject of significant publicity this proxy season, proxy access has only been implemented by a relatively small number of U.S. public companies, which we believe creates the potential for other unforeseen problems in light of the complicated issues associated with the implementation of proxy access.

For the foregoing reasons, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER PROXY ACCESS DESCRIBED IN PROPOSAL 5.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Rachel A. Seifert
Executive Vice President, Secretary and General Counsel

Franklin, Tennessee

April 3, 2015

Appendix A

Non-GAAP Financial Measures

This Proxy Statement contains non-GAAP financial measures that have adjusted or excluded items from the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The following is a discussion of the Company’s use of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measure.

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA consists of net income attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude (1) discontinued operations, (2) loss from early extinguishment of debt, (3) impairment of long-lived assets, (4) net income attributable to noncontrolling interests, (5) acquisition and integration expenses from the acquisition of HMA, (6) expenses related to government legal settlements and related costs (other than HMA legal proceedings underlying the CVR agreement), and (7) income from fair value adjustments, net of legal expenses, related to the HMA legal proceedings underlying the CVR agreement. The determination of Adjusted EBITDA for fiscal year 2012 also excludes the impact of the resolution of an industry-wide governmental settlement and payment update relating to prior periods, as previously disclosed. Adjusted EBITDA Margin is the percentage obtained by dividing Adjusted EBITDA by net operating revenue. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company uses Adjusted EBITDA as a measure of liquidity. The Company has also presented Adjusted EBITDA in this proxy because it believes it provides stockholders with additional information about the Company’s ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles Adjusted EBITDA, as defined, to net cash provided by operating activities as derived directly from the consolidated financial statements (in millions):

	Year Ended December 31,
	2014	2013	2012	2011	2010
Adjusted EBITDA	$2,777	$1,860	$1,937	$1,851	$1,753
Interest expense, net	(972)	(613)	(621)	(643)	(646)
Provision for income taxes	(82)	(104)	(164)	(142)	(165)
Deferred income taxes	107	69	53	107	97
Loss from operations of entities sold or held for sale	(7)	(21)	(12)	(15)	(8)
Depreciation and amortization of discontinued operations	7	12	12	14	24
Stock-based compensation expense	54	38	41	43	39
Excess tax benefit relating to stock-based compensation	-	(7)	(4)	(5)	(10)
Other non-cash expenses, net	40	61	33	29	13
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(306)	(285)	(204)	(138)	(27)
Supplies, prepaid expenses and other current assets	28	(8)	(22)	(43)	(40)
Accounts payable, accrued liabilities and income taxes	147	76	246	246	162
Other	(178)	11	(15)	(42)	(3)

Net cash provided by operating activities	$1,615	$1,089	$1,280	$1,262	$1,189

A-1

Income per Diluted Share from continuing operations, excluding adjustments, is a non-GAAP financial measure. Income per Diluted Share from continuing operations, excluding adjustments, equals income from continuing operations, as reported, on a per share (diluted) basis, adjusted to exclude (1) loss from early extinguishment of debt, (2) accelerated amortization of software to be abandoned, (3) impairment of long-lived assets, (4) acquisition and integration expenses from the acquisition of HMA, (5) expenses related to government legal settlements and related costs (other than HMA legal proceedings underlying the CVR agreement), (6) income from fair value adjustments, net of legal expenses, related to the HMA legal proceedings underlying the CVR agreement, and (7) for fiscal 2012, the impact of the resolution of an industry-wide governmental settlement and payment update relating to prior periods, as previously disclosed. The Company uses income from continuing operations per share (diluted), excluding adjustments to evaluate performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about income from continuing operations per share (diluted) exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported income from continuing operations, because the measure provides investors with an additional tool for comparing between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

Income from Continuing Operations per Share (diluted), excluding adjustments, is not a measurement of financial performance or liquidity under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, income from continuing operations per share, or any other measure calculated in accordance with U.S. GAAP. The items excluded from Income from Continuing Operations per Share (diluted), excluding adjustments, are significant components in understanding and evaluating financial performance and liquidity. This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies.

The following table reconciles income from continuing operations, as reported, on a per share (diluted) basis to income from continuing operations on a per share (diluted) basis, with the adjustments noted above (total per share amounts may not add due to rounding):

	Year Ended December 31,
	2014	2013	2012	2011	2010
Income from continuing operations, as reported	$1.32	$1.77	$3.09	$2.95	$3.10
Adjustments:
Loss from early extinguishment of debt	0.40	0.01	0.81	0.46	-
Amortization of software to be abandoned	0.42	-	-	-	-
Impairment of long-lived assets	0.22	0.07	0.07	-	-
Expenses related to the acquisition and integration of HMA	0.38	0.09	-	-	-
Government settlement and related costs	0.57	0.67	0.22	0.11	-
Income from fair value adjustments, net of legal expenses, related to cases covered by the CVR agreement	(0.03)	-	-	-	-
Net impact of industry-wide governmental settlement and payment update relating to prior periods	-	-	(0.51)	-	-

Income from continuing operations, excluding adjustments	$3.29	$2.62	$3.68	$3.52	$3.10

A-2

ANNUAL MEETING OF STOCKHOLDERS OF

COMMUNITY HEALTH SYSTEMS, INC.

May 19, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.chs.net

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

■	00033333333333300000 6		051915

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1, 2 AND 3 AND A VOTE “AGAINST” EACH OF PROPOSALS 4 AND 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			1. Election of Directors:	FOR	AGAINST	ABSTAIN
			(A) W. Larry Cash	☐	☐	☐
			(B) John A. Clerlco	☐	☐	☐
			(C) James S. Ely III	☐	☐	☐
			(D) John A. Fry	☐	☐	☐
			(E) William Norris Jennings, M.D.	☐	☐	☐
			(F) Julia B. North	☐	☐	☐
			(G) Wayne T. Smith	☐	☐	☐
			(H) H. Mitchell Watson, Jr.	☐	☐	☐
			2. Proposal to approve the compensation of the Company’s named executive officers.	☐	☐	☐

			3. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

			4. Stockholder Proposal Regarding the Amendment of the Company’s Clawback Policy.	☐	☐	☐

			5. Stockholder Proposal Regarding Stockholder Proxy Access.	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

		☐		■

	COMMUNITY HEALTH SYSTEMS, INC.

	Proxy for Annual Meeting of Stockholders on May 19, 2015 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Wayne T. Smith and Rachel A. Seifert, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc., to be held at The St. Regis Hotel, located at 5th Avenue at 55th Street, New York, New York 10022 on Tuesday, May 19, 2015, at 8:00 a.m., local time, and at any adjournments or postponements thereof (the “Meeting”).

	(Continued and to be signed on the reverse side.)

■	1.1		14475	■